As filed with the Securities and Exchange Commission on February ___, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LEVITT CORPORATION

(Exact name of registrants as specified in their charters)

Florida	1531	11-3675068

(State or other jurisdictions of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Numbers)

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304
(954) 760-5200
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Alan B. Levan
Chairman of the Board
Levitt Corporation
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304
(954) 760-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison W. Miller, Esq.
Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Shares to	Amount to	Aggregate Offering	Amount of
Be Registered	Be Registered	Price (1)	Registration Fee

Subordinated Investment Notes of Levitt Corporation	$100,000,000	$100,000,000	$9,200

Total	$100,000,000	$100,000,000	$9,200

     (1)  Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE INVESTMENT NOTES OFFERED AND THE INDENTURE
PRO FORMA FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
LEVITT CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS
ARTICLES OF INCORPORATION
BYLAWS OF THE COMPANY
FORM OF INDENTURE
OPINION OF STEARNS WEAVER
LOAN AGREEMENT DATED 09/15/02
AMENDED & RESTATED LOAN AGREEMENT
AMENDMENT TO LOAN DOCUMENTS
MORTGAGE & SECURITY AGREEMENT
NOTE, MORTGAGE & LOAN DOCUMENTS
AGREEMENT OF LIMITED PARTNERSHIP
LIMITED PARTNERSHIP AGREEMENT
AMENDED & RESTATED OPERATING AGREEMENT
LIMITED PARTNERSHIP AGREEMENT
1ST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
2ND AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
3RD AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
SUBSIDIARIES OF THE COMPANY
CONSENT OF KPMG LLP
STATEMENT OF ELIGIBILITY ON FORM T-1

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS, DATED _______________, 2003

Levitt Corporation [LOGO]
$100,000,000

____% 12 Month Subordinated Investment Notes
____% 24 Month Subordinated Investment Notes
____% 36 Month Subordinated Investment Notes
____% 48 Month Subordinated Investment Notes
____% Money Market Subordinated Investment Notes

     This is an initial public offering of our fixed term subordinated investment notes, referred to as our term investment notes, and our money market subordinated investment notes, referred to as our money market investment notes. We may issue the investment notes from time to time. Prior to this offering we have never made any public offering of our securities. All of our common stock is owned by BankAtlantic Bancorp, Inc., a publicly traded company whose shares of Class A Common Stock are listed on the New York Stock Exchange under the symbol “BBX”. You should read this prospectus carefully before you invest.

General Terms of Term Investment Notes

Payment of Interest	Monthly, quarterly, semi-annually, annually or at maturity at your election.

Redemption Upon Request of Holder	Upon death or total permanent disability for investment notes with remaining maturities greater than one year.

Redemption at Company’s Option	Redeemable at the principal amount, plus accrued interest.

Renewable Term	Maturity date is subject to renewal or extension.

Transferability	Only with our prior written consent.

General Terms of Money Market Investment Notes

Interest Rate Adjustment	Interest rate may be increased or decreased in our sole discretion from time to time after initial issuance upon 14 days written notice to you.

Payment of Interest	Simple interest, paid monthly.

Redemption Upon Request of Holder	Redeemable within 10 business days of receipt of written notice from holder in $1,000 increments. Redeemable at principal amount, plus accrued interest.

Redemption at Company’s Option	Redeemable at the principal amount, plus accrued interest.

Maturity	No fixed maturity.

Transferability	Only with our prior written consent.

     No minimum amount of investment notes must be sold in this offering. If we sell all of the investment notes offered, we will receive proceeds of approximately $99 million after paying expenses estimated to be approximately $1 million. We do not presently intend to use registered broker-dealers to assist with the sale of these securities. If we elect to use broker-dealers on a best efforts basis in connection with future sales of the investment notes, we anticipate that we will pay commissions of up to 10% of the sales price to those brokers and we may reimburse those brokers for some of their costs and expenses. If we use brokers, expenses of the offering will increase and the proceeds we receive will be less than currently estimated.

     The investment notes are non-negotiable, which means that you may not transfer them without our consent. There is no public trading market for these securities and it is unlikely that a trading market will develop.

     These investment notes are unsecured obligations, which are subordinated to our senior indebtedness. You should consider carefully the risk factors beginning on page 7 of this prospectus.

     These investment notes are not obligations of BankAtlantic Bancorp, Inc. and are not savings or deposit accounts, and the payment of principal and interest on these securities is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency, private insurance fund, BankAtlantic Bancorp, Inc. or any other entity.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2003.

- i -

PROSPECTUS SUMMARY

     This summary provides a brief overview of the Company and the most significant terms of the investment notes covered by this prospectus. It does not contain all the information that you need to consider in making your investment decision. We urge you to read this prospectus carefully, including the financial data and related notes and the “Risk Factors” section beginning on page 7 of this prospectus before making an investment decision.

     Unless the context otherwise requires, the terms “we,” “our,” “us” or the “Company,” as used in this prospectus mean collectively, Levitt Corporation and its subsidiaries, but do not include BankAtlantic Bancorp, Inc., BankAtlantic or their other subsidiaries. References to Levitt Corporation mean Levitt Corporation, excluding any subsidiaries. References to “Levitt and Sons” mean collectively Levitt and Sons, LLC and its subsidiaries. References to “Core Communities” mean collectively, Core Communities, LLC and its subsidiaries.

The Company

     We are a real estate company organized in December 1982 under the laws of the State of Florida. We are a wholly owned subsidiary of BankAtlantic Bancorp, Inc., a diversified financial services holding company which is also the parent company of BankAtlantic, one of the largest financial institutions headquartered in Florida, and Ryan Beck & Co., a full service broker dealer. We are only offering investment notes, and this offering will not affect the ownership of our common stock.

     We currently engage in our real estate activities through:

•	Levitt and Sons
•	Core Communities
•	An investment in Bluegreen Corporation, and
•	Other subsidiaries and joint ventures.

     Our principal executive offices are located at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. Our telephone number is (954) 760-5200.

     Levitt and Sons

     Levitt and Sons is a developer of single-family home communities in Florida. Levitt and Sons and its predecessors have been in the homebuilding business since 1929 and have built more than 200,000 homes.

     Core Communities

     Core Communities develops master-planned communities in Florida, including its original development, St. Lucie West, in St. Lucie County, Florida. Core Communities also owns a community in the initial development stage located in St. Lucie County, Florida and commercial land in Hillsborough County, Florida.

     Bluegreen Corporation

     We own approximately 34% of the common stock of Bluegreen Corporation, a New York Stock Exchange traded public company which engages in the acquisition, development, marketing and sale of drive-to vacation resorts, golf communities and residential land. Separately, BankAtlantic Bancorp owns an additional 5% of Bluegreen Corporation’s common stock.

     Other Subsidiaries and Joint Ventures

     We also engage in commercial real estate activities, are currently developing a flex warehouse project in Boynton Beach, Florida, and have invested in real estate joint ventures with third parties.

Summary Financial Data

	At or for the
	Nine Months Ended			At or for the
	September 30,			Year Ended December 31,

(Dollars in Thousands)	2002		2001	2001	2000	1999	1998	1997

Income Statement Data:
Revenues:
Sales of real estate	$125,697		91,875	143,140	100,322	18,499	13,229	2,186
Equity from earnings in Bluegreen Corporation (a)	$2,463		—	—	—	—	—	—
Other revenues	$4,301		6,375	7,882	10,640	3,514	946	83

Total revenues	$132,461		98,250	151,022	110,962	22,013	14,175	2,269

Expenses:
Cost of sales of real estate	$95,393		71,111	111,685	79,029	9,437	7,174	1,459
Other costs and expenses	$22,139		17,131	27,141	20,706	6,918	5,757	749

Total cost and expenses	$117,532		88,242	138,826	99,735	16,355	12,931	2,208

Net income	$11,254		6,489	7,522	6,955	4,032	1,455	60

Levitt and Sons (b):
Gross margin on sales of homes	18%		19%	19%	15%	—	—	—
Homes delivered	493		383	597	441	—	—	—
Joint ventures homes delivered	138		204	282	179	—	—	—
Backlog Units (d)	814		877	724	703	460	—	—
Backlog Sales (d)	$169,039		180,082	154,093	138,117	91,291	—	—
Core Communities (c):
Gross margin on sales of land	65%		57%	51%	56%	49%	46%	33%
Acres sold	388		157	253	145	312	406	40
Unsold acres	5,798		4,227	4,131	3,099	3,244	3,556	1,929
Balance Sheet Data:
Inventory of real estate	$198,001		—	142,433	110,390	105,524	28,070	20,141
Investment in Bluegreen	$56,520		—	—	—	—	—	—
Total assets	$290,582		—	196,193	168,863	154,831	54,700	25,657
Notes and mortgage notes payable	$88,522		—	55,625	41,047	49,845	6,300	647
Notes and mortgage notes payable due to affiliates	$56,111		—	27,870	27,796	21,439	—	—
Development bonds payable	$4,503		—	8,635	9,891	7,533	1,745	829
Total liabilities	190,358		—	126,254	105,874	98,659	9,711	4,377
Shareholder’s equity	$100,070		—	70,028	62,506	55,551	44,966	21,280
Financial Ratios:
Ratio of earnings to fixed charges	2.79		2.69	2.76	1.80	6.04	3.59	2.50
Return on equity	17.6	%(e)	—	11.4%	11.8%	8.0%	4.4%	0.3%
Debt to equity ratio	1.42		—	1.29	1.33	0.86	0.14	0.07

(a)	Levitt Corporation acquired its interest in Bluegreen Corporation in April 2002.
(b)	Levitt Corporation acquired Levitt and Sons in December 1999.
(c)	Levitt Corporation acquired Core Communities in October 1997.
(d)	Including joint ventures’ homes delivered and backlog units and sales.
(e)	Annualized.

Overview of The Offering

Offering Amount	We are offering up to $100 million of:

• %12 month subordinated investment notes;
• % 24 month subordinated investment notes;
• % 36 month subordinated investment notes;
• % 48 month subordinated investment notes; and
• % money market subordinated investment notes.

No minimum amount of investment notes must be sold in the offering. We may withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, the investment notes previously sold will remain outstanding until maturity or redemption and pending orders will be irrevocable. See “Plan of Distribution.”

Orders	Your order will be irrevocable upon receipt by us. We may reject your order in whole or in part, for any reason. If we do not accept your order, we will promptly refund the funds you paid with your order without deducting any costs and without interest. Upon acceptance of an order, you will receive a confirmation statement reflecting ownership. This confirmation statement is not a negotiable instrument, and no rights of ownership in the security may be transferred by the endorsement and delivery of the confirmation statement by you. See “Plan of Distribution.”

Use of Proceeds	We will use the net proceeds from the offering of the investment notes for general corporate purposes, including funding the operations and growth of our subsidiaries and repayment of debt.

Unsecured Obligations	The investment notes are not guaranteed or secured by any lien on any of our assets. We will not be required to contribute funds to a separate fund, such as a sinking fund, to provide funds to repay the investment notes upon maturity.

Subordinated Obligations	The investment notes are junior in right of repayment, or subordinated, to our existing and future senior indebtedness. At September 30, 2002, Levitt Corporation had $40.1 million of senior indebtedness outstanding. There is no limitation on the amount of senior indebtedness we may incur. See “Description of the Investment Notes Offered and the Indenture” for a description of what constitutes senior indebtedness.

At September 30, 2002, Levitt Corporation had no indebtedness which ranks equally in right of payment with the investment notes. Since we are a holding company, our obligations under the investment notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. See “Description of the Investment Notes Offered and the

Indenture.” At September 30, 2002, our subsidiaries had $150.2 million of liabilities outstanding.

Certain Restrictions	The indenture restricts us from paying dividends or distributions on, or purchasing or redeeming our capital stock if, at the time of the dividend declaration or the date of the redemption, purchase, payment or distribution, we are in default. We may not consolidate or merge with another entity unless:

	•	if the other entity survives the consolidation or merger, it assumes our obligations under the indenture and, immediately after the transaction, is not in default under the indenture, or

	•	we survive the consolidation or merger, and immediately after the transaction we are not in default under the indenture.

Events of Default	An event of default under the indenture occurs if we:

	•	fail to pay principal on the investment notes at maturity or upon redemption and the failure continues for a 30-day period,
	•	fail to pay interest on the investment notes and the failure continues for a 30-day period,
	•	breach any of the provisions of the indenture and the breach continues after 60 days’ notice, or
	•	reorganize or become bankrupt or insolvent in certain events.

We may be required as a result of certain events of default to accelerate our payment of principal and interest on the investment notes.

Risk Factors	Your investment in the investment notes involves risk. See “Risk Factors” beginning on page 7 of this prospectus for a description of certain of the risks you should consider before investing in the investment notes.

HIGHLIGHTS OF TERMS OF THE INVESTMENT NOTES

	Term Investment Notes	Money Market Investment Notes

Types of Security Offered	Unsecured, subordinated, fixed rate and term debt securities	Unsecured, subordinated, adjustable rate debt securities.

	Minimum purchase:	Minimum purchase:
Denomination of Initial Purchase and Additional Purchases	$1,000 per security or $1,000 increments in excess of $1,000.	$1,000 per security or $1,000 increments in excess of $1,000.

	Term Investment Notes	Money Market Investment Notes

Annual Interest Rate	% for the 12 month investment notes.	Initially %. The interest rate may be increased or
	% for the 24 month investment notes.	decreased in our sole discretion from time to time after
	% for the 36 month investment notes.	initial issuance upon 14 days written notice to you.
% for the 48 month investment notes.

Payment of Interest	Simple interest will be paid, at the election of the holder, at maturity, monthly, quarterly, semi-annually or annually.	Simple interest will be paid monthly.

Redemption by Holder	Investment notes with remaining maturities of less than one year are not redeemable prior to maturity. Investment notes with remaining maturities of one year or greater may be redeemed by a holder, who is a natural person, following his/her total permanent disability (as described under the heading “Description of the Investment Notes Offered and the Indenture”) or by the holder’s estate after his/her death, at the principal amount plus accrued interest. A holder will have no other right to cause redemption prior to maturity.	May be redeemed by the holder upon written notice to us with payment to be made within 10 business days of our receipt of such notice from the holder. Redemptions must be at least $1,000, except for redemptions to close an account. See “Description of the Investment Notes Offered and the Indenture - Provisions Relating Only to the Money Market Investment Notes.

	Term Investment Notes	Money Market Investment Notes

Redemption by Company	Redeemable in whole or in part at any time by written notice to the holder.	Redeemable in whole or in part at any time by written notice to the holder.

Form/Non-Transferability	In book-entry form and non-negotiable. (A confirmation statement will be issued, not an individual promissory note). Not transferable without our prior written consent.	In book-entry form and non-negotiable. (A confirmation statement will be issued, not an individual promissory note). Not transferable without our prior written consent.

Maturity	The maturity of each note is established at the time of purchase based on the term investment note purchased.	No fixed maturity.

Automatic Extension	The term investment notes will be automatically renewed for a period equal to the original term unless: (i) we notify the holder at least seven days prior to the maturity date that an extension will not be provided; (ii) the holder elects, no earlier than ninety days and no later than sixty days prior to the maturity date, to have his or her term investment note repaid at maturity; or (iii) we have previously extended the maturity date as described in the next sentence. We may elect at our discretion on one occasion to automatically extend the maturity date of your term investment note for an additional one year period even if you have elected to have your term investment note repaid at the maturity date. Each renewed or extended term investment note will bear interest at the same rate.	Not applicable.

Periodic Statements	Quarterly statements detailing the current balance and interest paid or credited on each note will be mailed to each holder no later than the tenth business day following the end of each calendar quarter.	Quarterly statements detailing the current balance and interest paid on each account will be mailed to each holder no later than the tenth business day following the end of each calendar quarter.

RISK FACTORS

      An investment in the investment notes involves various risks, including those described below. You should carefully consider these factors, together with the other information contained in this prospectus before you decide to purchase any securities we are offering.

RISKS RELATING TO OUR BUSINESS AND THE REAL ESTATE BUSINESS GENERALLY

We Engage In Real Estate Activities Which Are Illiquid And Involve A High Degree Of Risk

      The real estate industry is highly cyclical by nature and future market conditions are uncertain. Factors which adversely affect the real estate and homebuilding industries, many of which are beyond our control, include:

•	the availability and cost of financing,

•	unfavorable interest rates and increases in inflation,

•	overbuilding or decreases in demand,

•	changes in national, regional and local economic conditions,

•	cost overruns, inclement weather, and labor and material shortages,

•	the impact of present or future environmental legislation, zoning laws and other regulations,

•	availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property, and

•	increases in real estate taxes and other local government fees.

      Real estate investments are generally illiquid. Companies that invest in real estate have a limited ability to vary their portfolio of real estate investments in response to changes in economic and other conditions. In addition, the market value of any or all of our properties or investments may decrease in the future. Declines in real estate values or in the economy generally would have a material adverse impact on our results of operations. Moreover, we may not be able to timely dispose of an investment when we find dispositions advantageous or necessary. Further, any such dispositions may not result in proceeds in excess of the amount of our investment in such properties or even in excess of the amount of any indebtedness incurred to acquire such property.

      Our operations and revenues are highly dependent on our ability to obtain land for development at reasonable prices. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning regulations that limit density and other market conditions may hurt our ability to obtain land for new communities. If land appropriate for development becomes less available, the cost of land could increase, and our business, financial condition and results of operations would be adversely affected.

      Our ability to develop our projects may be affected by circumstances beyond our control, including:

•	work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers,

•	lack of availability of adequate utility infrastructure and services,

•	our need to rely on local subcontractors who may not be adequately capitalized or insured, and

•	shortages or fluctuations in prices of building materials.

      Any of these circumstances could give rise to delays in the start or completion of, or increase the cost of, developing one or more of our projects. We may not be able to recover these increased costs by raising our home prices because, typically, the price for each home is set months prior to delivery in a home sale contract with the customer. If we are unable to increase our home prices to offset these increased costs, our operating results could be harmed.

      Virtually all purchasers of real estate finance their acquisitions through third-party mortgage financing. Real estate demand is generally adversely affected by:

•	increases in interest rates,

•	decreases in the availability of mortgage financing,

•	increasing housing costs,

•	unemployment, and

•	changes in federally sponsored financing programs.

Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs or the unavailability of financing to potential homebuyers. Even if potential customers do not need financing, increases in interest rates and decreased mortgage availability could make it harder for them to sell their homes. This could adversely affect our operating results and financial condition.

We May Not Be Able To Compete Successfully In The Highly Competitive Real Estate Development Industry

      The real estate development industry is highly competitive and fragmented. Competitive overbuilding in certain local markets, among other competitive factors, may materially adversely affect real estate values in that market. Developers compete for financing, raw materials and skilled labor, as well as in connection with the sale of homes. We compete with other local, regional and national real estate companies, some of which have greater financial, marketing, sales and other resources than we do. See “Business — Competition.”

      In addition, there are relatively low barriers to entry into our business. There are no required technologies that would preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct products that are superior or substantially similar to our products. We currently build primarily in Florida, which contains some of the top markets in the nation, and therefore we expect to continue to face additional competition from new entrants into our markets.

Product Liability Litigation And Warranty Claims That Arise In The Ordinary Course Of Business May Be Costly or Negatively Impact Sales, Which Could Adversely Affect Our Business

      Our homebuilding and commercial development business is subject to construction defect and warranty claims arising in the ordinary course of business. These claims are common in the homebuilding and commercial real estate industries and can be costly. Among the warranty claims for which developers and builders have financial exposure are mold-related property damage and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. As a consequence, some or all of the financial risk associated with mold claims may be the sole obligation of the insured party. As a developer and a homebuilder, we may be at risk of loss for mold-related property and bodily injury claims in amounts that exceed available limits on our comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is also currently limited.

      There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could negatively impact our operating results.

      Further, as a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation or development of our communities. Any efforts made by us in resolving these issues or disputes may not satisfy the affected residents and any subsequent action by these residents could negatively impact sales and results of operations. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans.

The Government May Adopt Regulations That Limit Our Operations, Increase Our Expenses Or Subject Us To Liability

      We are subject to laws, ordinances and regulations of various federal, state and local governmental entities and agencies concerning, among other things:

•	environmental matters,

•	wetland preservation,

•	health and safety,

•	zoning, land use and other entitlements,

•	building design, and

•	density levels.

      These laws or regulations could, among other things:

•	limit the number of homes, apartments or commercial properties that may be built,

•	change building codes and construction requirements affecting property under construction,

•	increase the cost of development and construction,

•	delay development and construction, and

•	otherwise have a material adverse effect on the real estate industry in general and on our business, financial condition and results of operations, specifically.

      In developing a project and building homes or apartments, we may be required to obtain the approval of numerous governmental authorities regulating matters such as:

•	installation of utility services such as gas, electric, water and waste disposal,

•	the dedication of acreage for open space, parks and schools,

•	permitted land uses, and

•	the construction design, methods and materials used.

      Several governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and many of these fees have increased significantly during recent years.

      We may be subject to delays or may be precluded from developing in certain communities because of building moratoriums or changes in statutes or rules that could be imposed in the future. The State of Florida and various counties have in the past and may in the future continue to declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure, such as roads, schools, parks, water and sewage treatment facilities and other public facilities, does not reach minimum standards. In addition, as a result of Hurricane Andrew, which struck the southeast coast of Florida in 1992, certain counties including Miami-Dade, Broward and Palm Beach Counties enacted more stringent building codes, which have resulted in increased costs of construction.

      As a consequence, we may incur significant expenses in connection with complying with existing or new regulatory requirements that we may not be able to pass on to buyers. We may also at times not be in compliance with all regulatory requirements. In addition, some of our land and some of the land that we may acquire has not yet received planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlements necessary for further development of this land on a timely basis or to the extent desired may adversely affect our future results and prospects.

      See “Business — Governmental and Environmental Matters.”

An Economic Downturn Or Natural Disaster In Florida, Where Our Business Is Concentrated, Could Reduce Our Revenues Or Our Ability To Grow Our Business

      We currently develop and sell our properties primarily in Florida. Consequently, any economic downturn in Florida could reduce our revenues or our ability to grow our business. In addition, the appeal of becoming an owner of one of our residential units may decrease if potential purchasers do not continue to view the locations of our communities as attractive primary, second home or retirement destinations.

      Further, the Florida markets in which we operate are subject to the risks of natural disasters. The State of Florida is affected by tropical storms and hurricanes, which damage or destroy thousands of homes and business structures in Florida. The occurrence of these storms or other natural disasters could have a material adverse effect on our business including:

•	the incurrence of uninsured losses,

•	the incurrence of delays in construction, and

•	shortages and increased costs of labor and building materials.

      Additionally, a number of insurance carriers have opted either not to write insurance in Florida at all or to only renew existing policies and not to write new policies. These practices have resulted in substantial increases in the cost of insurance, a widespread shortage of available private insurance for property owners in the State of Florida and the creation of a state joint underwriting association. The state-provided insurance coverages generally afford less protection at greater costs than typically provided by private insurance carriers. The inability of property owners to obtain cost effective insurance could have an adverse effect on demand for property in our markets.

We Are Subject To Certain Environmental Laws And The Cost Of Compliance Could Adversely Affect Our Business

      As a current or previous owner or operator of real property, we may be liable under federal, state, and local environmental laws, ordinances and regulations for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances. The cost of investigating, remediating or removing such hazardous or toxic substances may be substantial. The presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect our ability to sell or lease the property, to use the property for our intended purpose, or to borrow using the property as collateral.

We Rely On Outside Professionals Whose Errors Could Increase Our Costs

      We often collaborate with numerous professionals such as architects, engineers and general contractors in the development of our real estate projects. In the course of our business, we rely on the work of these professionals to help design and build the homes and commercial buildings that we develop. While we engage highly trained and licensed professionals, errors in their work can create significant increases in cost and delays in construction.

      RISKS RELATING TO OUR COMPANY

Our Substantial Indebtedness And High Leverage Could Adversely Affect Our Financial Condition, Could Restrict Our Ability To Operate And Could Prevent Us From Fulfilling Our Obligations

      We have a significant amount of debt. At September 30, 2002, our consolidated debt was approximately $149.1 million. The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of or on our debt and reduce our ability to use our cash flow for other purposes;

•	impact our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage if we have more debt than our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Our ability to meet our debt service and other obligations, including the obligation to repay the investment notes, to refinance our indebtedness or to fund planned capital expenditures, will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under a significant portion of our debt instruments bear interest at floating rates.

      Our anticipated debt payment obligations for the 12 months beginning September 30, 2002 total $60.8 million. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available under our existing credit facilities or any other financing sources in an amount sufficient to enable us to service our indebtedness, including the investment notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

      Our outstanding debt instruments and bank credit facilities impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, lien incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the holders of the applicable debt could cause our debt to become due and payable prior to maturity. In addition, some of our debt instruments contain cross-default provisions, which could cause a default in a number of debt instruments if we default on only one debt instrument. In addition, we could be prohibited from paying our obligations under the investment notes to the extent that we are in default under certain of our debt instruments or if making such payments would cause such a default.

Our Dependence On Dividends From Our Subsidiaries For A Significant Portion Of Our Revenue May Limit Our Ability To Pay Principal Or Interest On The Investment Notes

      We depend upon dividends from our subsidiaries for a significant portion of our revenues. Our ability to pay interest on the investment notes, and to repay the investment notes on maturity or redemption, will be significantly dependent on the ability of our subsidiaries to pay dividends or distributions to us in amounts sufficient to service our obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.” All of our real estate holdings are owned by our operating subsidiaries. Substantially all of this property is subject to mortgage financing which in most instances requires that all or a majority of the proceeds from sales of the property first be utilized to repay the mortgage debt and to pay operating expenses related to that property. If proceeds from the sale of real estate subject to financing does not exceed the amount of such financing and related operating expenses and liabilities of the subsidiary, none of those sale proceeds will be available to pay principal or interest on the investment notes. See “Holders Of Our Senior Indebtedness And Creditors Of Our Subsidiaries Have Priority Over The Payments To Be Paid Under The Investment Notes.” We may also become obligated to make other payments on securities which we issue in the future which are on a parity with or have a preference over the investment notes with respect to the payment of principal or interest.

Our Future Growth Requires Additional Capital, Which May Not Be Available

      The real estate development industry is capital intensive and requires significant expenditures for land purchases, land development and construction. We intend to pursue a strategy of continued investment in additional real estate related projects. We anticipate that we will need to obtain additional financing as we expand our operations. These funds may be obtained through public or private debt or equity financings, additional bank borrowings or from strategic alliances. We may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all. Moreover, certain of our bank financing agreements contain provisions that limit the type and amount of debt we may incur in the future without our lenders’ consent. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced, and lenders may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we do not have access to additional capital, we may be required to delay, scale back or abandon some or all of our acquisition plans or growth strategies or reduce capital expenditures and the size of our operations.

      In addition, we have in the past obtained financing from BankAtlantic Bancorp and BankAtlantic. Because we are an affiliate of BankAtlantic, there are significant regulatory restrictions on BankAtlantic’s ability to provide us with additional financing. We are not currently permitted to obtain additional financing from BankAtlantic and additional financing may not be available from BankAtlantic Bancorp.

Our Results May Vary

      We historically have experienced, and expect to continue to experience, variability in operating results on a quarterly basis and from year to year. Factors expected to contribute to this variability include:

•	the cyclical nature of the real estate and construction industries,

•	prevailing interest rates and the availability of mortgage financing,

•	the uncertain timing of closings,

•	weather and the cost and availability of materials and labor,

•	competitive variables, and

•	the timing of receipt of regulatory and other governmental approvals for construction of projects.

The volume of sales contracts and closings typically varies from quarter to quarter depending on the stages of development of our projects. In the early stages of a project’s development (two to three years depending on the project), we incur significant start-up costs associated with, among other things, project design, land acquisition and development, construction and marketing expenses. Since revenues from sales of properties are generally recognized only upon the transfer of title at the closing of a sale, no revenues are recognized during the early stages of a project unless land parcels or residential homesites are sold to other developers. Our operating expenses were approximately $138.8 million during 2001 and $117.5 million during the first nine months of 2002. Periodic sales of properties and distributions from our joint venture investments may be insufficient to fund operating expenses. Further, if sales and other revenues are not adequate to cover operating expenses, we will be required to seek a source of additional operating funds. Accordingly, our financial results will vary from community to community and from time to time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Success Depends On Key Management, The Loss Of Which Could Disrupt Our Business Operations

      Our future success depends largely upon the continued efforts and abilities of key management employees, including John E. Abdo, our Vice Chairman and President, Paul J. Hegener, President of Core Communities, and Elliott Wiener, President of Levitt and Sons. In addition, our success will depend on our ongoing ability to attract, retain and motivate qualified personnel. The competition for such personnel is intense in the real estate industry. We cannot assure you that we will be able to continue to attract and retain qualified management and other personnel. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

Our Ownership Of Real Estate With Others Involves Risks And Results In A Lack Of Flexibility

      Our investments in joint ventures are subject to the terms and conditions of the agreements which govern the ventures. We do not have sole control over decisions regarding sale and financing of the venture properties. Our investments in these joint ventures may, under certain circumstances, involve risks that would not otherwise be present if we owned the properties directly, including:

•	our partner in a joint venture may become bankrupt,

•	our partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and

•	our partners may be in a position to veto actions, which veto may be inconsistent with our objectives and policies.

Accordingly, important decisions may be made with respect to our joint venture investments that could conflict with our best interests.

We May Not Successfully Integrate Acquired Businesses Into Ours

      As part of our business strategy, we have in the past and expect to continue to review acquisition prospects that would complement our existing business, or that might otherwise offer growth opportunities. Acquisitions entail numerous risks, including:

•	difficulties in assimilating acquired management and operations,

•	risks associated with achieving profitability,

•	the incurrence of significant due diligence expenses on acquisitions that are not completed,

•	unforeseen expenses,

•	risks associated with entering new markets in which we have no or limited prior experience,

•	potential loss of key employees of acquired organizations, and

•	risk associated with transferred assets and liabilities.

      We may not be able to acquire or manage profitably additional businesses, or to integrate successfully any acquired businesses, properties or personnel into our business, without substantial costs, delays or other operational or financial difficulties. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur debt or contingent liabilities in connection with future acquisitions, which could materially adversely affect our operating results.

We Are Controlled By BankAtlantic Bancorp And BFC Financial Corporation

      BankAtlantic Bancorp owns 100% of our common stock. As a result, BankAtlantic Bancorp controls all matters requiring approval of our shareholders. Situations may arise where BankAtlantic Bancorp’s interest as our 100% equity owner are in conflict with your interests as an investment noteholder, and such conflicts may be resolved in a manner that adversely affects you.

      As of September 30, 2002, BFC Financial Corporation (“BFC”) owned all of BankAtlantic Bancorp’s issued and outstanding Class B Common Stock and 8,296,891 shares, or approximately 15.5%, of its issued and outstanding Class A Common Stock. These shares represent approximately 55.2% of BankAtlantic Bancorp’s total voting power. Because the Class A Common Stock and Class B Common Stock vote as a single group on most matters, BFC is in a position to control BankAtlantic Bancorp and elect its Board of Directors. Additionally, Alan B. Levan, BankAtlantic Bancorp’s Chairman of the Board of Directors and Chief Executive Officer and Levitt Corporation’s Chairman of the Board of Directors, and John E. Abdo, Vice Chairman of BankAtlantic Bancorp’s Board of Directors and the Vice Chairman of the Board of Directors and President of Levitt Corporation, may be deemed to control BFC by virtue of their beneficial ownership of BFC common stock.

      RISKS ASSOCIATED WITH THE OFFERING AND THE INVESTMENT NOTES

Holders Of Our Senior Indebtedness And Creditors Of Our Subsidiaries Have Priority Over The Payments To Be Paid Under The Investment Notes

      The investment notes are subordinated to all of our current or future senior indebtedness or liabilities which are not expressly by their terms made subordinate or equal in right of payment to the investment notes. The investment notes will be unsecured subordinated debt of Levitt Corporation, and will be junior in right of payment to all of our existing and future senior indebtedness. The term “senior indebtedness” is defined in this prospectus under “Description of the Investment Notes Offered and the Indenture-Subordination” and you should review that definition carefully. As of September 30, 2002, and without giving effect to the issuance of the investment notes, Levitt Corporation had approximately $40.1 million of senior indebtedness outstanding. As a result of this subordination, in the event of any distribution of our assets upon a dissolution, insolvency, bankruptcy or other similar proceeding,

•	holders of our senior indebtedness will be entitled to be paid in full before any payment may be made on the investment notes, and holders of the investment notes will be required to pay over their share of any distribution to the holders of our senior indebtedness until the senior indebtedness is paid in full, and

•	our creditors who hold neither senior indebtedness nor the investment notes may recover more, ratably, than you, and less, ratably, than holders of our senior indebtedness.

      We are a holding company, which currently conducts its operations through consolidated and unconsolidated subsidiaries. All of our operating assets are owned by our subsidiaries, effectively subordinating the investment notes to all existing and future indebtedness, trade payables, guarantees and other liabilities, whether or not for borrowed money, of our subsidiaries, which liabilities totaled approximately $150.2 million, excluding intercompany liabilities, at September 30, 2002. Therefore, our right and the rights of our creditors, including holders of the investment notes, to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent we are a creditor with recognized claims against the subsidiary. Even as a creditor of a subsidiary, our claims would still effectively be subordinate to any security interests in the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that we may hold. In addition, dividends, loans and advances from some of our subsidiaries to us may be subject to certain contractual, statutory or regulatory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations. The indenture relating to the investment notes does not limit our ability to incur additional indebtedness, including senior indebtedness, or our subsidiaries’ ability to incur additional indebtedness.

Since We Do Not Set Aside Funds To Repay The Investment Notes Offered, You Must Rely On Our Revenues From Operations And Other Sources For Repayment

      We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to repay the investment notes upon maturity or redemption. Because funds are not set aside periodically for the repayment of the investment notes over their term, holders of the investment notes must rely on our revenues from operations and other sources for repayment, such as funds from the sale of investment notes and other credit facilities. To the extent revenues from operations and other financings are not sufficient to repay the investment notes, holders may lose all or a part of their investment. Our ability to repay the investment notes at maturity or upon redemption may depend, in part, on our ability to raise new funds through the sale of additional investment notes.

Investment Notes Are Not Insured Or Guaranteed

      The investment notes are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC or by any other governmental agency or private insurer. The investment notes are not obligations of, or guaranteed by, BankAtlantic Bancorp.

The Covenants In The Indenture Are Limited And Do Not Provide You With Significant Protection

      The covenants in the indenture are limited and do not protect holders of investment notes in the event of a material adverse change in our financial condition or results of operations. In addition, payment of principal of and interest on the investment notes can only be accelerated if we:

•	fail to pay principal of or any premium on the investment notes at maturity or upon redemption and the failure continues for a 30-day period,

•	fail to pay interest on any of the investment notes and the failure continues for a 30-day period,

•	breach any of the provisions of the indenture and the breach continues for a 60-day period after receipt of notice, or

•	reorganize or become bankrupt or insolvent in certain events.

      The indenture does not require us to:

•	adhere to any financial ratios or specified levels of liquidity, or

•	repurchase, redeem or modify the terms of the investment notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the investment notes.

Therefore, neither the covenants nor the other provisions of the indenture should be a significant factor in evaluating our obligations under the investment notes. See “Description of the Investment Notes Offered and Indenture.”

Since Our Management Has Broad Discretion Over How To Use the Proceeds From The Offering, They Could Use The Proceeds In A Manner Contrary To The Best Interests Of Investors

      Since we have not specifically allocated the proceeds from the offering as of the date of this prospectus, our management will have broad discretion in determining how the proceeds of the offering will be used. As a result, management could use the funds in a manner which might be contrary to the interests of investors, including investment in long-term illiquid investments or by using the proceeds to repay debt with longer maturities than the investment notes.

Transfer Restrictions And The Lack Of A Trading Market Will Limit Your Ability To Liquidate Your Investment

      The investment notes are non-negotiable, which means they may not be transferred without our prior written consent. There is no established trading market for the investment notes and it is unlikely that one will develop. Accordingly, even if we permitted a transfer, you may be unable to liquidate your investment. See “Description of the Investment Notes Offered and the Indenture.”

The Term Investment Notes Will Automatically Renew At Maturity Unless You Request Repayment On A Timely Basis And We Could Still Extend The Maturity Of The Term Investment Notes For An Additional Year

Your investment notes will automatically renew for the same term as your maturing notes unless you timely elect not to have your notes renewed or unless we determine not to allow renewal. Even if the term investment notes mature by their terms and you have indicated that you do not want to renew the term of the investment notes, we can, in our sole discretion, extend their maturity for an additional one-year period. In the event that we make this election, the principal amount of the investment notes will not be repaid on the anticipated maturity date and you will continue to receive interest at the same rate until the expiration of that one-year period.

      RISKS ASSOCIATED WITH OUR OWNERSHIP STAKE IN BLUEGREEN CORPORATION

      We currently own approximately 34% of the common stock of Bluegreen Corporation, a publicly-traded corporation whose common stock is listed on the New York Stock Exchange under the symbol “BXG”. Although traded on the New York Stock Exchange, our shares may be deemed restricted stock, which would limit our ability to liquidate our investment if we chose to do so. While we have made a significant investment in Bluegreen Corporation, we do not expect to receive any dividends from the company for the foreseeable future. Accordingly, our investment in Bluegreen Corporation should not be relied on as a source of repayment of the investment notes.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of

1934. Some of the forward-looking statements can be identified by the use of words such as “anticipate”, “believe”, “estimate”, “may”, “intend”, “expect”, “will”, “should”, “seeks” and similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include:

•	general economic and market conditions, including interest rate levels,

•	our ability to service our substantial indebtedness,

•	inherent risks in investment in real estate,

•	fluctuations in operating results,

•	our anticipated growth strategies,

•	competition in the real estate development industry,

•	our continuing relationship with affiliates, and

•	the other risks described above in “Risk Factors.”

Many of these factors are beyond our control. For a discussion of factors that could cause actual results to differ, please see the discussion under “Risk Factors” contained in this prospectus and in other information contained in our publicly available SEC filings.

The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

      We intend to use the net proceeds resulting from the sale of the investment notes (estimated to be approximately $99 million net of estimated offering expenses if all of the investment notes being offered through this prospectus are sold) for general corporate purposes, including funding the operations and growth of our subsidiaries and repayment of debt, including debt owed to affiliates.

      The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short and long-term investments, including but not limited to:

•	treasury bills,

•	commercial paper,

•	certificates of deposit,

•	securities issued by U.S. government agencies,

•	money market funds, and

•	repurchase agreements.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our earnings to fixed charges for the periods indicated

	Nine months ended	Year ended December 31,
	September 30, 2002	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges:	2.79x	2.76x	1.80x	6.04x	3.59x	2.50x

      We computed the ratio of earnings to fixed charges by dividing earnings from continuing operations by fixed charges. For purposes of computing this ratio, “earnings” consist of income from continuing operations before provision for income taxes, extraordinary charges and changes in accounting principles plus fixed charges (excluding interest capitalized during the period). “Fixed charges” consist of interest expense (including interest capitalized during the period).

DESCRIPTION OF THE INVESTMENT NOTES OFFERED AND THE INDENTURE

      The investment notes will be issued under an indenture between us and U.S. Bank National Association, as trustee. The terms and provisions of the investment notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the indenture. The following briefly summarizes the material terms of the indenture and the investment notes. This summary is not complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of certain terms used below. You should read the entire indenture and the Trust Indenture Act of 1939 for a complete understanding of the terms of the indenture and the investment notes.

General

      The investment notes being offered:

•	are general obligations of Levitt Corporation and are limited to $100 million in aggregate principal amount,

•	are not secured by our assets or otherwise,

•	do not have the benefit of a sinking fund for the retirement of principal,

•	rank equal to all of our subordinated indebtedness,

•	are subordinated in right of payment to all of our future senior indebtedness (as we define this term below in “—Subordination”) or liabilities which are not expressly by their terms subordinate or equal in right of payment to the investment notes,

•	are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency, and

•	are not obligations of, or guaranteed by, BankAtlantic Bancorp.

      We, or any of our subsidiaries, may incur additional indebtedness constituting senior indebtedness or indebtedness that ranks equal or junior to the investment notes. The indenture does not limit the total indebtedness that either we or any of our subsidiaries may incur. At September 30, 2002, Levitt Corporation had $40.1 million of senior indebtedness and no indebtedness ranking equal to the investment notes.

      Because we are a holding company, our primary source of funds for the payment of our obligations, including the payment of principal and interest on the investment notes, is dividends and distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to the investment notes or to make funds available for those payments. Further, from time to time while the investment notes are outstanding, our subsidiaries may be subject to contractual constraints that restrict their ability to pay dividends to us. See “Risk Factors – Our Dependence on Dividends from Our Subsidiaries for a Significant Portion of our Revenue May Limit Our Ability to Pay Principal or Interest on the Investment Notes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

      The investment notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. At September 30, 2002, our subsidiaries had liabilities of $150.2 million. Our right to participate in any distribution of assets of our subsidiaries upon any liquidation or reorganization or otherwise of those subsidiaries is subject to the prior claims of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. Thus, the ability of holders of the investment notes to benefit indirectly from such distribution is affected by those creditor claims.

      The investment notes will be in U.S. dollars and payments of principal and interest on the investment notes will be in U.S. dollars.

Provisions Relating to Both the Term Investment Notes and the Money Market Investment Notes

Interest Accrual Date

      Interest on an investment note will accrue from the date of purchase. The date of purchase for accepted orders will be the date we receive funds, if the funds are received prior to 3:00 p.m. on a business day, or the next business day if the funds are received on a non-business day or after 3:00 p.m. on a business day. For this purpose, our business days are Monday through Friday, except for legal and bank holidays in the State of Florida.

Quarterly Statements

      We will provide holders of the investment notes with quarterly statements which will indicate, among other things, the current account balance (including interest paid and redemptions made, if any) as of the quarter end preceding the issuance of the statement. The statements will be mailed not later than the tenth business day following the end of each quarter. We will provide additional statements as the holders of the investment notes may reasonably request from time to time. We may require holders requesting additional statements to pay all charges incurred by us in providing the additional statements.

Subordination

      The principal and interest on the investment notes are subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. The indenture does not limit the amount of senior indebtedness or other indebtedness, secured or unsecured, that we or any of our subsidiaries may incur. If our payments on senior indebtedness are accelerated, we will be prohibited from making any payment of principal, premium or interest on the investment notes until payments of the senior indebtedness are made or provided for. If we dissolve, wind up, liquidate or reorganize and our assets are distributed, payment of principal, premium or interest on the investment notes will be subordinated to the prior payment in full of senior indebtedness, which means that all senior indebtedness must be paid in full before any payment may be made to any holders of investment notes. If our assets are distributed in any such proceeding, some of our general creditors may recover more, proportionately, than holders of the investment notes by reason of such subordination.

      “Indebtedness” means:

•	all of our obligations for borrowed money, whether or not the recourse of the lender is to the whole of our assets or only to a portion of such assets,

•	all of our indebtedness which is evidenced by a note, debenture, bond or other similar instrument, including lease obligations that we incur with respect to any property acquired or leased and used in our business that is required to be recorded as a capitalized lease,

•	all of our indebtedness representing the unpaid balance of the purchase price of any goods or other property or balance owed for any services rendered,

•	all of our indebtedness, including capitalized lease obligations, incurred, assumed or given in an acquisition, whether by way of purchase, merger or otherwise, of any business, real property or other assets,

•	any indebtedness of others described in the preceding four bullet points that we have guaranteed or for which we are otherwise liable, and

•	any amendment, renewal, extension, deferral, modification, restructuring or refunding of any such indebtedness, obligation or guarantee.

      “Senior indebtedness” means any and all of our indebtedness (whether outstanding on the date of issuance or thereafter created), except for any particular indebtedness for which the instrument creating or evidencing it or pursuant to which it is outstanding expressly provides that it is subordinate or shall rank equal in right of payment to the investment notes.

Book Entry; Non-negotiable

      The investment notes are non-negotiable debt instruments and, subject to some exceptions, will be issued only in book-entry form. Upon acceptance of an order, we will credit our book-entry registration and transfer system to the account of the purchaser of the investment note the principal amount of the investment note owned of record by the purchaser. Upon acceptance of your order, you will receive a confirmation statement that will indicate our acceptance of the order. We may deliver the confirmation statement to the trustee or registrar, who will accept the confirmation statement on your behalf and promptly deliver the confirmation statement to you. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of these securities in definitive form. These legal requirements may impair the ability to transfer the record ownership of the investment notes. The confirmation statement is not a negotiable instrument, and no rights of record ownership can be transferred or pledged without our prior written consent.

      The record owners of investment notes issued in this book-entry interest form will not receive or be entitled to receive physical delivery of a note or other certificate evidencing such indebtedness. The registered owners of the accounts we establish upon the purchase or transfer of investment notes will be the owners of the investment notes under the indenture. The person holding a book-entry interest in the investment notes must rely upon the procedures established by the trustee to exercise any rights of a holder of investment notes under the indenture.

      We will provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts on a monthly basis. We will also provide the trustee with information, as requested, regarding the total amount of any principal and/or interest due to book-entry owners with regard to the investment notes on any interest payment date or upon redemption.

      Ownership of investment notes may be transferred on our register only by written notice to us signed by the owner(s) or such owner’s duly authorized representative on a form to be supplied by us and with our written consent. We may also, in our discretion, require an opinion from such holder’s counsel that the proposed transfer will not violate any applicable securities laws and/or a signature guarantee in connection with a transfer. Upon the permitted transfer of an investment note, we will provide the new owner of such security with a confirmation statement, which will evidence the transfer of the account on our records.

      Book-entry interests in the accounts evidencing ownership of the investment notes are exchangeable for fully registered notes in those names as we direct only if: (i) we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or (ii) after the occurrence of an event of default under the indenture, holders of investment notes aggregating more than 50% of the aggregate outstanding amount of the investment notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of investment notes and the trustee notifies all registered holders of these securities, of the occurrence of any such event and the availability of definitive notes to holders of these securities requesting such notes. Subject to the exceptions described above, the book-entry interests in these securities shall not otherwise be exchangeable for fully registered notes.

Certain Covenants

      The indenture contains certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to:

•	paying principal and interest,

•	maintaining an office or agency for administering the investment notes,

•	holding funds for payments on the investment notes in trust,

•	paying taxes and other claims,

•	maintaining our properties and our corporate existence, and

•	delivering annual certifications to the trustee.

However, the indenture does not require us to

•	adhere to any financial ratios or specified levels of liquidity, or

•	repurchase, redeem or modify the terms of the investment notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the investment notes.

Restrictions on Dividends

      The indenture provides that we cannot:

•	declare or pay dividends on, or purchase, redeem or acquire for value any of our capital stock,

•	return any capital to holders of our capital stock, or

•	make any distribution of assets to holders of our capital stock,

unless at the time we declare the dividend or the date on which we make the purchase, redemption, payment or distribution described above, we are not in default in the payment of interest on the investment notes or an event of default has not occurred.

      The indenture does not prohibit or restrict us from selling additional shares of our capital stock or other debt securities nor from pledging shares of capital stock in our subsidiaries. Further, neither we nor any of our subsidiaries is restricted from issuing any shares of capital stock or debt securities.

Defaults and Remedies

      As provided in the indenture, an event of default results if we:

•	fail to pay principal of the investment notes at maturity or upon redemption and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions,

•	fail to pay interest on any of the investment notes when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions,

•	fail to comply with any of our other material agreements or covenants in the indenture and the default continues for a period of 60 days after the trustee or the holders of at least a majority in principal amount of the outstanding investment notes notify us in writing of the default, or

•	reorganize or become bankrupt or insolvent in certain events.

The notice referred to in the third bullet point above must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” The trustee must give the notice if requested to do so in writing by the holders of at least a majority in principal amount of the investment notes then outstanding. The trustee must deliver any notice that it is required to deliver to us promptly after it becomes aware of the default or is requested by the holders to deliver the notice.

      The indenture provides that the trustee will, within 90 days after the occurrence of any default known to it which has not been cured, mail to the holders of the investment notes notice of the default. If we default in paying principal of or interest on any of the investment notes, the trustee will be protected from withholding the notice if it in good faith determines that withholding the notice is in the interest of the holders of the investment notes.

      The indenture permits the acceleration of payment of principal of the investment notes only upon an event of default resulting from our failure to pay principal or interest on the investment notes or if we reorganize or become bankrupt or insolvent in certain events. If an event of default of this kind is continuing, the indenture provides that the trustee or holders of not less than a majority in aggregate principal amount of the investment notes then outstanding, by notice in writing to us (and to the trustee if given by the holders), may declare all unpaid principal of all the investment notes to be immediately due and payable. Holders of a majority in principal amount of the investment notes then outstanding may rescind an acceleration and its consequences and may waive past defaults upon conditions provided in the indenture. No holder of investment notes may pursue any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default,

•	the holders of at least a majority in principal amount of the investment notes then outstanding have requested the trustee in writing to pursue the remedy and have offered the trustee satisfactory indemnity against loss, liability and expense incurred by pursuing the remedy, and

•	the trustee has failed to act within 60 days after receipt of the request.

      The indenture requires us to file periodic reports with the trustee as to the absence of defaults.

Consolidation, Merger or Sale

      The indenture provides that the Company may not merge or consolidate with or sell all or substantially all of its assets to, any entity unless

•	we are the surviving or successor entity in the transaction and we are not immediately thereafter in default under the indenture, or

•	if we are not the surviving or successor entity, the successor entity expressly assumes our obligations under the indenture and, immediately after the transaction is not in default under the indenture.

      Any successor entity must expressly assume all of our obligations under the investment notes and the indenture and it shall succeed to, be substituted for, and may exercise all of our rights and powers under the indenture.

Amendment, Supplement and Waiver

      Except as provided in this prospectus, we may amend or supplement the indenture or the terms of the investment notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the investment notes then outstanding. The holders of a majority in principal amount of the then outstanding notes, may waive any existing default or compliance with any provision of the indenture or the investment notes.

      Without the consent of each holder of the term investment notes affected, an amendment or waiver may not (with respect to any term investment notes held by a nonconsenting holder of term investment notes):

•	reduce the principal amount of any term investment note whose holder must consent to an amendment, supplement or waiver,

•	reduce the principal of or change the fixed maturity of any term investment note or alter the redemption provisions or the price at which we shall offer to repurchase the term investment note,

•	reduce the rate of or change the time for payment of interest, including default interest, on any term investment note,

•	waive a default or event of default in the payment of interest or principal with respect to the term investment notes (except a rescission of acceleration of the term investment notes by the holders of at least a majority in aggregate principal amount of the term investment notes and a waiver of the payment default that resulted from such acceleration),

•	make any term investment note payable in money other than U.S. Dollars,

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of term investment notes to receive payments of principal or interest on the term investment notes,

•	make any change to the subordination provisions of the indenture that adversely affects holders of term investment notes,

•	modify or eliminate any redemption rights of the holders of term investment notes (provided that no modification or elimination is permitted as to any securities issued with such right), or

•	make any change in the foregoing amendment and waiver provisions.

      Without the consent of each holder of the money market investment notes affected, an amendment or waiver may not (with respect to any money market investment notes held by a nonconsenting holder of money market investment notes):

•	reduce the principal amount of money market investment notes whose holders must consent to an amendment, supplement or waiver (other than as a result of withdrawals made by the holder of the note),

•	reduce the principal of any money market investment note (other than as a result of withdrawals made by the holder of the note) or alter the redemption provisions of the money market investment note or the price at which we shall offer to repurchase the money market investment note,

•	reduce the rate of interest on the money market investment notes, other than the interest rate adjustments provided for pursuant to the terms of the money market investment notes, or change the time for payment of interest, including default interest, on any money market investment note,

•	waive a default or event of default in the payment of interest or principal with respect to the money market investment notes (except a rescission of acceleration of the investment notes by the holders of at least a majority in aggregate principal amount of the investment notes and a waiver of the payment default that resulted from such acceleration),

•	make any money market investment note payable in money other than U.S. Dollars,

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of money market investment notes to receive payments of principal or interest on the money market investment notes,

•	modify or eliminate the redemption right of holders of the money market investment notes, or

•	make any change in the foregoing amendment and waiver provisions.

      However, without the consent of any holder of the investment notes, we and/or the trustee may amend or supplement the indenture or the investment notes:

•	to cure any ambiguity, defect or inconsistency,

•	to provide for assumption of our obligations to holders of the investment notes in the case of a merger or consolidation,

•	to provide for additional uncertificated or certificated securities,

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, including an increase in the aggregate dollar amount of subordinated debt which may be outstanding under the indenture,

•	to modify our policy to permit redemptions of the term investment notes upon the death or total permanent disability of any holder of the term investment notes (but such modification shall not adversely affect any of the then outstanding term investment notes), or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Regarding the Trustee

      We and our subsidiaries may maintain deposit accounts and engage in other banking transactions with the trustee in the ordinary course of business.

No Personal Liability of Directors, Officers, Employees and Shareholders

      No director, officer, employee, incorporator or shareholder of ours shall have any liability for any of our obligations under the investment notes, the indenture or for any claim relating to these obligations or their creation. Each holder of the investment notes waives and releases these persons from any liability. The waiver and release are part of the consideration for issuance of the investment notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Service Charges

      We reserve the right to assess service charges for changing the registration of any investment note to reflect a change in name of the holder, a transfer (whether by operation of law or otherwise) by the holder to another person, account research, additional requested statements and other services, including, if notes are issued in certificated form, or replacing lost or stolen investment notes.

Interest Withholding

      We reserve the right to withhold the required percentage of any interest paid to a holder who does not provide us with a fully executed Form W-8 or Form W-9. Otherwise, no interest will be withheld, except on investment notes held by foreign business entities. It is our policy that no sale will be made to anyone refusing to provide a fully executed Form W-8 or Form W-9. Pursuant to recent tax legislation the rate of backup withholding tax was reduced to 30 percent on January 1, 2002 and will be reduced to 29 percent on January 1, 2004 and 28 percent on January 1, 2006. Unless extended by new legislation, however, the reduction in the rate of backup withholding tax will expire and the 31 percent backup withholding tax rate will be reinstated beginning January 1, 2011.

Provisions Relating Only to the Term Investment Notes

Maturity

      We are offering term investment notes with maturities of 12, 24, 36 and 48 months.

Interest

•	Interest on the 12 month investment notes shall be %,

•	Interest on the 24 month investment notes shall be %,

•	Interest on the 36 month investment notes shall be %

•	Interest on the 48 month investment notes shall be %.

      The rate of interest payable on a term investment note will remain fixed for its term. Interest on the term investment notes will be paid in arrears either monthly, quarterly, semi-annually, annually or at maturity, at the election of the purchaser. We will compute interest on the investment notes as simple interest on the basis of a 360-day year of twelve 30-day months.

Automatic Renewal of Maturity Date

      The maturity of a term investment note will be automatically renewed for a term identical to the original term of the term investment note unless:

•	we notify the holders at least seven days prior to the maturity date of our intention not to extend the maturity date of the term investment note;

•	the holder elects, no earlier than ninety days and no later than sixty days prior to the maturity date, to have his or her term investment note repaid at maturity; or

•	we have previously exercised our right to extend the maturity date of the term investment note for an additional year.

The term investment notes will continue to renew in this manner until termination or redemption under the indenture and the term investment notes. Interest shall continue to accrue from the first day of such renewed term. Each renewed term investment note will continue with identical terms, including provisions relating to interest rate and payment. If we notify you of our intention to repay a term investment note at maturity, no interest will accrue after the date of maturity. As a courtesy, we will provide a request for repayment form approximately ninety days prior to the maturity date of a term investment note. However, a written request for repayment will be valid and use of this specific form by a holder will not be required.

      In addition, we may elect at any time prior to maturity to extend the maturity date of a term investment note for an additional one-year period by providing written notice of our election to a holder within seven days after such election has been made. After extension, the term investment note will continue with terms identical to those fixed upon issuance. If we elect to extend the maturity date for an additional one-year period, a holder will have no right to cause the term investment note to be repaid prior to the maturity date as extended. However, we may elect to extend the maturity date of a term investment note for an additional year only once and may not do so if the term of such investment note has previously been renewed or extended; and after the election has been made, the term investment note will not be subject to any further extensions or renewals.

Redemption of Term Investment Notes at our Option

      The term investment notes will be redeemable at our option, in whole or in part, at any time, on not less than 30 days notice, but not more than 60 days prior to the redemption date. The redemption price payable will be the principal amount of the term investment note redeemed plus accrued and unpaid interest to the date of redemption.

Redemption at Request of Holder upon Death or Total Permanent Disability

      Except for term investment notes with remaining maturities of less than 12 months, a term investment note will be redeemed by us at the election of the holder following his or her total permanent disability, as established to our satisfaction, or by his or her estate following his or her death. The redemption price, in the event of a death or total permanent disability, will be the principal amount of the term investment note, plus interest accrued and not previously paid, to the date of redemption. If the term investment note is held jointly, the election to redeem will apply when either record owner dies or becomes subject to a total permanent disability. The holder has no other right to require us to prepay his or her term investment note prior to its maturity date as originally stated or as it may be extended.

      For the purpose of determining the right of a holder to demand early repayment of a term investment note, total permanent disability shall mean a determination by a physician acceptable to us that the holder, who was gainfully employed on a full time basis at the time of purchase, is unable to work on a full time basis, defined as working at least forty hours per week during the succeeding twenty-four months.

Place and Method of Payment

      We will pay principal on the investment notes at our principal executive office or at another place that we designate for that purpose. We will make interest payments by check mailed to the persons entitled to the payments at their addresses appearing in the register, which we maintain for that purpose, or by electronic funds transfer (commonly known as a “direct deposit”).

Provisions Relating Only to the Money Market Investment Notes

Maturity

      The money market investment notes have no stated maturity and are redeemable at any time in minimum amounts of $1,000 (or a lesser amount available to close an account) at the option of the holder. See “-Redemption by the Holder of Money Market Notes”.

Interest

      The interest rate payable on the money market investment notes shall initially be      %. The interest rate may be increased or decreased in our sole discretion from time to time after initial issuance upon 14 days written notice to you. Interest on each account with a balance of at least $1,000 accrues daily and is paid monthly on the last day of each calendar month. Interest will continue to accrue on the principal balance of each security through the date of redemption. We will compute interest on the money market investment notes as simple interest on the basis of a 360-day year of 30-day months. No interest shall be paid for any day that the principal amount in any account is less than $1,000.

Redemption by the Holder of the Money Market Investment Notes

      The holder of the money market investment notes may redeem the security at any time in the minimum amount of $1,000 upon not less than 10 business days written notice to us.

Redemption by Us

      We have the right to redeem a money market investment note at any time upon 30 days written notice to the holder of the note.

Place and Method of Payment Upon Redemption

      We will make payments upon the redemption of the money market notes at our principal executive office, or at another place that we may designate for that purpose. However, we may, at our option, make payments by check mailed to the persons entitled to the payments at their addresses appearing in the register which we maintain for that purpose, or by electronic funds transfer (commonly known as “direct deposit”).

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data are derived from our Consolidated Financial Statements. The data set forth below should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information elsewhere herein.

	At or for the
	Nine Months Ended			At or for the
	September 30,			Year Ended December 31,

(Dollars in Thousands)	2002		2001	2001	2000	1999	1998	1997

Income Statement Data:
Revenues:
Sales of real estate	$125,697		91,875	143,140	100,322	18,499	13,229	2,186
Equity from earnings in Bluegreen Corporation (a)	$2,463		—	—	—	—	—	—
Other revenues	$4,301		6,375	7,882	10,640	3,514	946	83

Total revenues	$132,461		98,250	151,022	110,962	22,013	14,175	2,269

Expenses:
Cost of sales of real estate	$95,393		71,111	111,685	79,029	9,437	7,174	1,459
Other costs and expenses	$22,139		17,131	27,141	20,706	6,918	5,757	749

Total cost and expenses	$117,532		88,242	138,826	99,735	16,355	12,931	2,208

Net income	$11,254		6,489	7,522	6,955	4,032	1,455	60

Levitt and Sons (b):
Gross margin on sales of homes	18%		19%	19%	15%	—	—	—
Homes delivered	493		383	597	441	—	—	—
Joint ventures homes delivered	138		204	282	179	—	—	—
Backlog Units (d)	814		877	724	703	460	—	—
Backlog Sales (d)	$169,039		180,082	154,093	138,117	91,291	—	—
Core Communities (c):
Gross margin on sales of land	65%		57%	51%	56%	49%	46%	33%
Acres sold	388		157	253	145	312	406	40
Unsold acres	5,798		4,227	4,131	3,099	3,244	3,556	1,929
Balance Sheet Data:
Inventory of real estate	$198,001		—	142,433	110,390	105,524	28,070	20,141
Investment in Bluegreen	$56,520		—	—	—	—	—	—
Total assets	$290,582		—	196,193	168,863	154,831	54,700	25,657
Notes and mortgage notes payable	$88,522		—	55,625	41,047	49,845	6,300	647
Notes and mortgage notes payable due to affiliates	$56,111		—	27,870	27,796	21,439	—	—
Development bonds payable	$4,503		—	8,635	9,891	7,533	1,745	829
Total liabilities	190,358		—	126,254	105,874	98,659	9,711	4,377
Shareholder’s equity	$100,070		—	70,028	62,506	55,551	44,966	21,280
Financial Ratios:
Ratio of earnings to fixed charges	2.79		2.69	2.76	1.80	6.04	3.59	2.50
Return on equity	17.6	%(e)	—	11.4%	11.8%	8.0%	4.4%	0.3%
Debt to equity ratio	1.42		—	1.29	1.33	0.86	0.14	0.07

(a)	Levitt Corporation acquired its interest in Bluegreen Corporation in April 2002.

(b)	Levitt Corporation acquired Levitt and Sons in December 1999

(c)	Levitt Corporation acquired Core Communities in October 1997.

(d)	Including joint ventures’ homes delivered and backlog units and sales.

(e)	Annualized.

PRO FORMA FINANCIAL INFORMATION

      During April 2002, Levitt Corporation acquired approximately 34.2% of the outstanding common stock of Bluegreen Corporation, a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. This interest in Bluegreen Corporation was acquired for an aggregate purchase price of approximately $53.8 million. The funds for the investment in Bluegreen Corporation were obtained from $30 million of borrowings from BankAtlantic Bancorp, $18.6 million from BankAtlantic Bancorp’s capital contribution and $5.2 million from the Company’s working capital.

      The pro forma information below for the nine months ended September 30, 2002 assumes that the acquisition occurred on January 1, 2002 and the pro forma information for the year ended December 31, 2001 assumes that the acquisition occurred on January 1, 2001. The pro forma information should be read along with our historical financial statements. The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been recorded had the acquisition of Bluegreen Corporation been in effect during the periods presented (in thousands).

Pro Forma Condensed Consolidated Statements of Operations

	Nine Months Ended		Year Ended

	September 30, 2002		December 31, 2001

	Historical	Pro Forma	Historical	Pro Forma
Sales of real estate	$125,697	125,697	143,140	143,140
Equity from earnings in Bluegreen Corporation	2,463	2,809	—	3,286
Equity from earnings in joint ventures	1,506	1,506	2,888	2,888
Other revenues	2,795	2,795	4,994	4,994

Total revenues	132,461	132,807	151,022	154,308
Costs and expenses	117,532	117,641	138,826	139,392
Minority interest	—	—	556	556

Income before income taxes	14,929	15,166	11,640	14,360
Provision for income taxes	3,675	3,767	4,118	5,167
Net income	$11,254	11,399	7,522	9,193

      Since Levitt Corporation’s 34% ownership interest is recorded using the equity method, the only adjustments in the above table relate to equity from earnings in Bluegreen Corporation, amortization of capitalized interest of $109,000 and $566,000 for the nine months ended September 30, 2002 and for the year ended December 31, 2001, respectively, and provision for income taxes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      We are a wholly owned subsidiary of BankAtlantic Bancorp, Inc., a New York Stock Exchange listed company. We engage in real estate activities through Levitt and Sons, Core Communities, our investment in Bluegreen Corporation and investments in real estate projects in Florida through subsidiaries and joint ventures. We acquired Levitt and Sons in December 1999 for approximately $27.0 million. The acquisition of Levitt and Sons was accounted for using the purchase method of accounting. Because the acquisition of Levitt and Sons did not occur until December 28, 1999, the 1999 results of operations of Levitt and Sons are not included in our 1999 Consolidated Statement of Operations. Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida. Levitt and Sons and its predecessors have built more than 200,000 homes since 1929. Core Communities owns the unsold land and other entitlements of the master planned community commonly known as St. Lucie West in St. Lucie County, Florida. Core Communities also owns a community in the initial development stage in St. Lucie County, Florida and commercial land in Hillsborough County.

      In April 2002, we also acquired 34.2% of the outstanding common stock of Bluegreen Corporation for approximately $53.8 million. Bluegreen Corporation is a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. The investment in Bluegreen Corporation was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen Corporation after the acquisition date. The acquired equity interest of Bluegreen Corporation was accounted for using the purchase method of accounting. Under the purchase method, the net assets of Bluegreen Corporation were recognized at their estimated fair value to the extent of our ownership interest. The cost of our investment in Bluegreen Corporation was in the aggregate $4.4 million greater than the value of our percentage ownership in the underlying net assets of Bluegreen Corporation. Of the $4.4 million, $4.5 million was allocated to goodwill, $1.7 million to deferred taxes and the balance of $1.6 million was allocated to various assets and liabilities of Bluegreen Corporation and will be amortized into the statement of operations as an adjustment to income from equity method investment. At September 30, 2002, our investment in Bluegreen Corporation was approximately $56.5 million.

      Inventory of real estate includes land acquisition costs, land development costs, and other construction costs, all of which are accounted for in our financial statements at the lower of accumulated cost or estimated fair value. Start-up costs, construction overhead and selling expenses are expensed as incurred. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas. The allocation of common costs to homes is based on actual costs incurred plus estimated costs to complete. These estimated costs are subjective and may change based on future market conditions. The estimated fair value of real estate is evaluated annually based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation attempts to take into consideration the current status of the property, various restrictions, carrying costs, debt service requirements, costs of disposition and any other circumstances which may affect fair value, including management’s plans for the property. Due to the large acreage of land holdings, disposition in the normal course of business is expected to extend over a number of years. Uncertainties associated with the economy, interest rates and the real estate market in general may significantly change the valuation of our real estate investments.

      We also have interests in joint ventures with third parties. We account for joint venture partnership interests in which we have a 50% or less ownership interest using the equity method of accounting. Under the equity method, our initial investment in the joint venture is recorded at cost and is subsequently adjusted to recognize our share of the joint venture’s earnings or losses. Joint venture investments are evaluated annually for other than temporary declines in value. Evidence of other than temporary declines includes the inability of the joint venture to sustain an earnings capacity that would justify the carrying amount of the investment and consistent joint venture operating losses. The evaluation is based on available information, including condition of the property and current and anticipated real estate market conditions.

      At September 30, 2002, December 31, 2001 and December 31, 2000, our balances of inventory of real estate and investments in real estate joint ventures were $202.9 million, $150.8 million and $118.5 million, respectively.

CONSOLIDATED RESULTS OF OPERATIONS

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

Revenues:
Sales of real estate	$125,697	91,875	143,140	100,322	18,499
Utility expansion income	—	—	—	4,881	—
Equity from earnings in Bluegreen Corporation	2,463	—	—	—	—
Equity from earnings in joint ventures	1,506	2,604	2,888	1,141	809
Other revenues	2,795	3,771	4,994	4,618	2,705

	$132,461	98,250	151,022	110,962	22,013

Costs and expenses:
Cost of sales of real estate	$95,393	71,111	111,685	79,029	9,437
Selling, general and administrative expenses	20,633	16,081	25,740	18,169	5,217
Management fees to related parties	353	294	391	575	700
Interest expense	5,938	4,934	6,226	7,967	1,102
Interest capitalized	(5,555)	(4,767)	(6,046)	(6,652)	(101)
Other expenses	770	589	830	647	—

	117,532	88,242	138,826	99,735	16,355

Minority interest	—	555	556	1,064	58

Income before income taxes	14,929	9,453	11,640	10,163	5,600
Provision for income taxes	3,675	2,964	4,118	3,208	1,568

Net income	$11,254	6,489	7,522	6,955	4,032

For the Nine Months Ended September 30, 2002 Compared to the Same 2001 Period:

      Consolidated net income increased 73%, to $11.3 million for the nine months ended September 30, 2002 from $6.5 million for the same 2001 period. This increase primarily resulted from a net gain on the sales of real estate of $9.5 million and the equity in earnings from Bluegreen Corporation of $2.5 million. These increases in income were partially offset by decreases in equity in earnings from joint ventures of $1.1 million, other revenues of $1.0 million and an increase in general and administrative expenses of $4.6 million.

      Net gains from sales of real estate represented the net profits on sales of real estate by Levitt and Sons and Core Communities. During the nine months ended September 30, 2002, Core Communities’ net gains on land sales was $12.6 million (after eliminating deferred gains of $4.9 million on land sales to Levitt and Sons) as compared to $7.5 million in 2001. The 2002 land sales included the sale of two commercial properties in St. Lucie for net gains of $9.1 million. During the nine months ended September 30, 2002, net gains from home sales at Levitt and Sons were $18.9 million as compared to $14.1 million during the same 2001 period, primarily due to increases in home deliveries and a higher average selling price of homes. In 2001, we recognized a gain of $680,000 from the sale of a marine rental property.

      In April 2002, Levitt Corporation acquired 34.2% of Bluegreen Corporation’s outstanding common stock. Bluegreen Corporation is a developer and marketer of drive-to vacation interval resorts, planned golf communities and residential real estate. Levitt Corporation’s investment in Bluegreen Corporation is accounted for under the equity method. Levitt Corporation’s income from Bluegreen Corporation for the nine months ended September 30, 2002 was $2.5 million. The equity in earnings from Bluegreen includes approximately $1.0 million of amortization of purchase accounting adjustments.

      Equity in earnings from joint ventures decreased $1.1 million in 2002 as compared to 2001. The decrease in equity in earnings from joint ventures primarily resulted from declines in home sales by one joint venture. Home sales closed during the 2001 and 2002 period were 204 and 138, respectively, as the joint venture entered into contracts for most of its inventory during the 1999 and 2000 periods and contracts for all remaining inventory were entered into by the fourth quarter of 2001.

      Other revenues consisted of interest income from interest on deposits from BankAtlantic and other financial institutions, loans receivable interest income, title and mortgage operations at Levitt and Sons and other income. The decline in other revenues was primarily associated with a decrease in interest income resulting from lower average deposits balances and yields and lower rental income as a result of our disposition of a marine rental property in May 2001.

      The increase in selling, general and administrative expenses primarily resulted from the addition of several new development projects and an increase in home deliveries at Levitt and Sons, as well as an increase in compensation and benefits associated with increases in incentive accruals and personnel resulting from the addition of several new development projects. The number of full time employees increased to 216 at September 30, 2002 from 192 at September 30, 2001.

      Interest expense totaled $5.9 million and $4.9 million for the 2002 period and 2001 period, respectively. The increase in interest expense was primarily due to increases in borrowings resulting from several new development projects. This increase in interest expense was partially offset with a decline in average interest rates from 8.1% for the 2001 period to 6.0% for the 2002 period. Interest capitalized totaled $5.6 million and $4.8 million for the 2002 period and 2001 period, respectively. Interest is capitalized at the effective interest rates paid on borrowings for interest costs incurred on real estate inventory components during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Throughout 2002 and 2001, a larger portion of total interest incurred was capitalized to real estate inventory. At the time of home sale closings and land sales the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the nine months ended September 30, 2002 and 2001 includes previously capitalized interest of approximately $3.7 million and $3.1 million, respectively.

      Minority interest declined due to the sale of the marine manufacturing and sales facility and the sell-out of a development in which we had a majority joint venture interest.

      The provision for income taxes for the nine months ended September 30, 2002 and 2001 includes a reduction in the deferred tax asset valuation allowance of approximately $1.1 million and $715,000, respectively. The 2002 period includes approximately $840,000 relating to a reduction in state tax valuation allowance associated with our July 2002 election to be considered an association taxable as a corporation.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

      Consolidated net income increased 8% to $7.5 million for the year ended December 31, 2001 from $7.0 million for the same 2000 period. This increase in net income primarily resulted from a net gain on the sales of real estate of $10.2 million, the equity in earnings from joint ventures of $1.7 million and a $1.1 million decline in net interest expense. The increase in income was partially offset by approximately $4.3 million, net of minority interest, relating to utility expansion income recognized in 2000 and an increase in general and administrative expenses of $7.6 million.

      Net gains from sales of real estate were $31.5 million for the year ended December 31, 2001 compared to $21.3 million for the same period in 2000. The increase in gains on sales of real estate primarily resulted from increased gains on land and home sales. Gains on land sales increased from $9.0 million during the year ended December 31, 2000 to $11.0 million during the same 2001 period. Likewise, gains on home sales increased from $12.7 million during the year ended December 31, 2000 to $22.1 million during 2001, primarily due to more deliveries of homes as well as a higher average sale price of homes delivered. The increase in deliveries and higher average sales price was due to new developments combined with changes in product mix and existing lines. In 2001, Levitt Corporation recognized a gain of $680,000 from the sale of a marine rental property.

      During 2000, Core Communities received a cash payment of $8.5 million relating to a receivable from a public municipality providing water and wastewater services to St. Lucie West, resulting in a $4.3 million gain, net of minority interest of approximately $636,000. The payment was in full settlement of the receivable associated with an agreement dated December 1991 between Core Communities and the municipality. The 1991 agreement required the municipality to reimburse Core Communities for its cost of increasing the service capacity of the utility plants through payments to Core Communities of future connection fees.

      Equity from earnings in joint ventures increased from $1.1 million during the year ended December 31, 2000 to $2.9 million during the same 2001 period primarily due to increases in the net gains from sales of homes by a joint venture.

      The increase in selling, general and administrative expenses for the 2001 period as compared to the same 2000 period primarily resulted from an increase in compensation and benefits associated with the expansion of our activities. The number of full time employees increased to 202 at December 31, 2001 from 170 at December 31, 2000. The expansion also resulted in higher selling and other general and administrative expenses. Also included in selling, general and administrative expenses was a $2.6 million legal accrual reflecting an adverse verdict in a jury trial against a subsidiary. The complaint alleged that a partnership in which Levitt and Sons’ wholly owned subsidiary is a 50% partner wrongfully terminated a contract, failed to pay for extra work performed outside the scope of the contract and breached the contract. The jury rendered its verdict on March 7, 2002. The partnership filed an appeal on December 6, 2002, which it intends to vigorously pursue.

      Interest expense totaled $6.2 million and $8.0 million for the 2001 period and 2000 period, respectively. The decrease in interest expense primarily resulted from declines in average interest rates from 9.6% for the 2000 period as compared to 7.5% for the 2001 period. This decrease in interest expense was partially offset by an increase in average borrowings from $76.5 million for December 31, 2000 to $81.2 million for December 31, 2001. Interest capitalized totaled $6.0 million and $6.7 million for the 2001 period and 2000 period, respectively. Throughout 2001 and 2000, a larger portion of total interest incurred was capitalized to real estate inventory. At the time of home sale closings, the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2001 and 2000 includes previously capitalized interest of approximately $4.8 million and $1.8 million, respectively.

      The provision for income taxes for the years ended December 31, 2001, 2000 and 1999 includes reductions in the deferred tax asset valuation allowance of approximately $1.3 million, $721,000 and $518,000, respectively. On January 1, 2002, we converted from a subchapter C corporation to a limited liability company (LLC). In connection with the conversion, approximately $840,000 was established as a valuation allowance at December 31, 2001 to reflect that state deferred income tax assets were not likely to be realized.

For the Year Ended December 31, 2000 Compared to the Same 1999 Period

      Levitt and Sons was acquired in December 1999 for approximately $27.0 million. The acquisition of Levitt and Sons was accounted for using the purchase method of accounting. Because the acquisition of Levitt and Sons did not occur until December 28, 1999, the 1999 results of operations of Levitt and Sons are not included in our 1999 Consolidated Statement of Operations. Therefore, the significant variances between the period ended 2000 as compared to the same 1999 period are primarily related to Levitt and Sons operations.

LEVITT AND SONS RESULTS OF OPERATIONS

	Nine Months Ended
	September 30,			Year Ended December 31,		2001 and
						2000
	2002	2001	Change	2001	2000	Change

(In thousands)
Revenues:
Sales of real estate	$105,675	74,865	30,810	117,663	84,295	33,368
Equity in earnings from joint ventures	1,525	2,365	(840)	2,766	1,444	1,322
Other revenues	1,735	1,729	6	2,566	1,884	682

	108,935	78,959	29,976	122,995	87,623	35,372

Costs and expenses:
Cost of sales of real estate	$86,790	60,763	26,027	95,553	71,556	23,997
Selling, general and administrative	14,666	10,819	3,847	18,454	11,010	7,444
Interest expense	2,965	3,077	(112)	3,844	4,973	(1,129)
Interest capitalized	(2,965)	(3,077)	112	(3,844)	(4,973)	1,129
Other expenses	770	589	181	830	647	183

	102,226	72,171	30,055	114,837	83,213	31,624

Minority interest	—	150	(150)	150	388	(238)
Income before income taxes	6,709	6,638	71	8,008	4,022	3,986
Provision for income taxes	1,929	2,266	(337)	2,916	1,481	1,435

Net income	$4,780	4,372	408	5,092	2,541	2,551

For the Nine Months Ended September 30, 2002 Compared to the Same 2001 Period

      Levitt and Sons revenues from home sales increased 41% to $105.7 million in 2002 from $74.9 million in 2001. Revenues from home sales increased due to an increase in home deliveries, as well as an increase in the average selling price of homes. The increases in homes delivered and average selling price were the result of communities nearing completion and the introduction of new projects and product lines. During the nine months ended September 30, 2002, 493 home sales closed as compared to 383 home sales during the same period in 2001. The average selling price of homes closed during the 2002 period was approximately $214,000, increasing 11% from $193,000 in 2001.

      The decrease in equity in earnings from joint ventures primarily resulted from declines in home deliveries by one joint venture. The joint venture’s initial inventory was 600 units, and home sales closed during the 2001 and 2002 periods were 204 and 138, respectively. The joint venture entered into contracts for most of its inventory during the 1999 and 2000 periods, and contracts for all remaining inventory were entered into by the fourth quarter of 2001.

      Cost of sales increased by approximately 43% during the nine months ended September 30, 2002 as compared to the same period in 2001. The increase in cost of sales was primarily associated with the increased number of home sales. Cost of sales as a percentage of home sales revenue for the nine months ended September 30, 2002 and 2001 were 82% and 81%, respectively.

      Selling, general and administrative expenses as a percentage of total revenues for the nine months ended September 30, 2002 and 2001 were 13% and 14%, respectively. Selling, general and administrative expenses increased 36%, to $14.7 million in 2002 from $10.8 million in 2001. The increase in selling, general and administrative expenses primarily resulted from the increase in sales revenues and the addition of several new development projects in central and southeast Florida, as well as an increase in compensation and benefits resulting from the addition of several new projects.

      Interest expense totaled $3.0 million and $3.1 million for the 2002 period and 2001 period, respectively. The decrease in interest expense was primarily due to decreases in average interest rates from 8.1% for the 2001 period to 5.6% for the 2002 period. This decrease in interest expense was partially offset by an increase in average borrowings from $50.4 million for September 30, 2001 to $70.8 million for September 30, 2002. Interest capitalized for the 2002 and 2001 periods totaled $3.0 million and $3.1 million, respectively. Throughout 2002 and 2001, real estate inventory was greater than the interest-bearing debt. Therefore, all interest incurred during the 2002 and 2001 periods was capitalized. At the time of home sale closings, the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the nine months ended September 30, 2002 and 2001 includes previously capitalized interest of approximately $2.3 million and $1.6 million, respectively.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

      Total revenues increased $35.3 million during the year ended December 31, 2001 as compared to 2000, due to a $33.4 million increase in home sales, a $1.3 million increase in equity in earnings from joint ventures and an increase in other revenues of $682,000.

      Home sales increased $33.4 million during the year ended December 31, 2001 as compared to 2000 primarily due to deliveries of both more homes and homes having a higher average sale price. The increase in deliveries and higher average sales price was due to new developments combined with changes in product mix and existing lines.

      The gross profit percentage in home sales increased from 15.1% during the year ended December 31, 2000 to 18.8% during 2001. The increase was the result of several factors, including new products offered for sale, product mix and premiums received on lots sold.

      Equity in earnings from joint ventures increased $1.3 million during the year ended December 31, 2001, as compared to 2000 primarily due to an increase in home deliveries by one joint venture.

      Selling, general and administrative costs increased $7.4 million during the year ended December 31, 2001 as compared to 2000 primarily due to a $2.8 million increase in selling costs, a $4.0 million increase in general and administrative costs, a $681,000 increase in amortized real estate taxes. General and administrative costs increased primarily due to a $2.6 million reserve established in connection with a jury verdict entered against a joint venture, as well as other administrative cost increases incurred due to the higher number of home deliveries.

      Interest expense totaled $3.8 million and $5.0 million for the 2001 period and 2000 period, respectively. The decrease in interest expense was primarily due to decreases in average interest rates from approximately 9.9% for the 2000 period to approximately 7.4% for the 2001 period. Interest capitalized for the 2001 and 2000 periods totaled $3.8 million and $5.0 million, respectively. Throughout 2001 and 2000, real estate inventory was greater than the interest-bearing debt. Therefore, all interest incurred during the 2001 and 2000 periods was capitalized. At the time of home sale closings, the capitalized interest allocated to such properties is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2001 and 2000 includes previously capitalized interest of approximately $2.5 million and $1.3 million, respectively.

CORE COMMUNITIES RESULTS OF OPERATIONS

	Nine Months Ended
	September 30,			Year Ended December 31,			2001 and	2000 and
							2000	1999
	2002	2001	Change	2001	2000	1999	Change	Change

(In thousands)
Revenues:
Sales of real estate	$26,759	13,088	13,671	21,555	16,027	18,499	5,528	(2,472)
Utility expansion income	—	—	—	—	4,881	—	(4,881)	4,881
Other revenues	1,266	1,676	(410)	2,039	1,716	1,551	323	165

	28,025	14,764	13,261	23,594	22,624	20,050	970	2,574

Costs and expenses:
Cost of sales of real estate	$9,237	5,588	3,649	10,570	6,997	9,437	3,573	(2,440)
Selling, general and administrative	4,260	4,254	6	5,774	6,335	5,255	(561)	1,080
Interest expense	1,888	1,280	608	1,644	1,519	1,407	125	112
Interest capitalized	(1,585)	—	(1,585)	—	—	—	—	—

	13,800	11,122	2,678	17,988	14,851	16,099	3,137	(1,248)

Minority interest	—	6	(6)	6	636	—	(630)	636
Income before income taxes	14,225	3,636	10,589	5,600	7,137	3,951	(1,537)	3,186
Provision for income taxes	3,808	1,114	2,694	2,078	2,261	1,204	(183)	1,057

Net income	$10,417	2,522	7,895	3,522	4,876	2,747	(1,354)	2,129

For the Nine Months Ended September 30, 2002 Compared to the Same 2001 Period

     Core Communities’ revenues from land sales increased 104% to $26.8 million in 2002 from $13.1 million in 2001. Net gains on the 2002 land sales were approximately $17.5 million as compared to $7.5 million in 2001. The increases in sales revenue and gross profit were primarily attributable to an increase in commercial land sales and residential lot sales in St. Lucie West in 2002 as compared to the same period in 2001. This was primarily a result of growth in the residential home sales market during 2002. In 2002, land sales to Levitt and Sons equaled $6.7 million and the net gain recognized was $4.9 million. This inter-company transaction was eliminated in consolidation.

     Interest expense for the nine months ended September 30, 2002 and 2001 was approximately $1.9 million and $1.3 million, respectively. The increase in interest expense was primarily due to an increase in borrowings relating to the purchase in September 2001 of a tract of land known as Live Oak Preserve located in Hillsborough County, Florida. The borrowings associated with the acquisition were fully repaid in October 2002 as a result of the sale of all of the residential land to a single homebuilder. During the 2002 period, interest capitalized was approximately $1.6 million for interest costs incurred on real estate inventory components during the pre-construction and planning stage and during project development. Capitalization of interest is discontinued if development ceases at a project. At the time of land sales the capitalized interest allocated to such land is charged to cost of sales. Cost of sales of real estate for the nine months ended September 30, 2002 includes previously capitalized interest of approximately $243,000. During 2001, no capitalization of interest was recorded.

     The provision for income taxes for the nine months ended September 30, 2002 and 2001 included a reduction in the deferred tax asset valuation allowance, including state tax valuation associated with our July 2002 election to be considered an association taxable as a corporation, of approximately $1.1 million and $394,000, respectively.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

     Land sales increased 35% to $21.6 million in 2001 from $16.0 million in 2000. During 2001, approximately 253 acres were sold as compared to 145 acres sold during 2000. Net gains on the 2001 land sales were approximately $11.0 million as compared to $9.0 million in 2001.

     During 2000, a $4.3 million gain, net of minority interest of approximately $636,000, resulted from full settlement of a receivable associated with an agreement dated December 1991 between Core Communities and the municipality at St. Lucie West. The 1991 agreement required the municipality to reimburse Core Communities for its cost of increasing the service capacity of the utility plant through payments to Core Communities of future connection fees.

For the Year Ended December 31, 2000 Compared to the Same 1999 Period

     Revenue from sales of real estate decreased from $18.5 million in 1999 to $16.0 million in 2000, a 13% decrease. This decrease was attributable to a reduction in bulk land sales in 2000 as compared to 1999. Land sales revenue in 1999 included the sale of approximately 85 acres of industrial land to a single user and approximately 47 acres of educational institution land to a single user. Aggregate revenues associated with the aforementioned bulk land sales in 1999 were $4.3 million.

     Cost of real estate sales decreased from $9.4 million in 1999 to $7.0 million in 2000, a 26% decrease. This was primarily attributable to the reduced land sales during the period as discussed above.

     The increase in selling, general and administrative expenses of approximately $1.1 million in 2000 as compared to the 1999 period was primarily due to an increase in employee compensation and benefits of approximately $554,000 and a $522,000 increase in general and administrative costs.

INVESTMENT IN BLUEGREEN RESULTS OF OPERATIONS

	Nine Months Ended
	September 30,

	2002	2001	Change

(In thousands)
Revenues:
Equity in earnings from Bluegreen	2,463	—	2,463

	2,463	—	2,463

Income before income taxes	2,463	—	2,463
Provision for income taxes	950		950

Net income	1,513	—	1,513

     During April 2002, we acquired approximately 34.2% of the outstanding common stock of Bluegreen Corporation, a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. The interest in Bluegreen Corporation was acquired for an aggregate purchase price of approximately $53.8 million. The funds for the investment in Bluegreen Corporation were obtained through $30 million of borrowings from BankAtlantic Bancorp, an $18.6 million capital contribution from BankAtlantic Bancorp and $5.2 million from our working capital. Our carrying amount in the Bluegreen Corporation investment was in the aggregate $4.4 million greater than our ownership percentage in the underlying equity in the net assets of Bluegreen Corporation. Of such amount, $4.5 million was allocated to goodwill, $1.7 million to deferred taxes, and the balance of $1.6 million was assigned to various assets and liabilities of Bluegreen Corporation, which will be amortized into the statement of operations as an adjustment to income from equity method investment. During the period ended September 30, 2002, the equity in earnings from Bluegreen Corporation of $2.5 million included an approximately $1.0 million charge for amortization of purchase accounting adjustments. The investment in Bluegreen Corporation was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen Corporation after the acquisition date.

OTHER BUSINESS SEGMENT RESULTS OF OPERATIONS

	Nine Months Ended
	September 30,			Year Ended December 31,			2001 and	2000 and
							2000	1999
	2002	2001	Change	2001	2000	1999	Change	Change

(In thousands)
Revenues:
Sales of real estate	$—	3,922	(3,922)	3,922	—	—	3,922	—
Equity in earnings (loss) from joint ventures	(19)	239	(258)	122	(303)	809	425	(1,112)
Other revenues	225	923	(698)	1,031	1,787	1,875	(756)	(88)

	206	5,084	(4,878)	5,075	1,484	2,684	3,591	(1,200)

Costs and expenses:
Cost of sales of real estate	$1,167	4,760	(3,593)	5,562	476	—	5,086	476
Selling, general and administrative	1,707	1,008	699	1,512	824	(38)	688	862
Management fees to related parties	353	294	59	391	575	700	(184)	(125)
Interest expense	1,141	984	157	1,180	2,029	416	(849)	1,613
Interest capitalized	(1,005)	(1,690)	685	(2,202)	(1,679)	(101)	(523)	(1,578)

	3,363	5,356	(1,993)	6,443	2,225	977	4,218	1,248

Minority interest	—	399	(399)	400	40	58	360	(18)
Income (loss) before income taxes	(3,157)	(671)	(2,486)	(1,768)	(781)	1,649	(987)	(2,430)
Provision (benefit) for income taxes	(1,108)	(358)	(750)	(799)	(451)	364	(348)	(815)

Net income (loss)	$(2,049)	(313)	(1,736)	(969)	(330)	1,285	(639)	(1,615)

     Other business segment includes all other operations of the Company, including general and administrative expenses and investments in real estate projects in Florida. Also included until May 2001 were the operations of a partnership in which we owned a 50% interest and were the sole general partner. The partnership’s property, a marine manufacturing service and sales facility in Miami, Florida, was sold in May 2001.

For the Nine Months Ended September 30, 2002 Compared to the Same 2001 Period

     During May 2001, our investment in a marine manufacturing service and sales facility in Miami, Florida was sold for approximately $3.9 million, and we recognized a net gain on this sale of approximately $680,000. We owned a 50% interest in the property and were the sole general partner. Accordingly, the financial position and results of operations of the partnership were consolidated for financial statement purposes and the partner’s equity position was disclosed as a minority interest.

     Other revenues primarily consisted of interest income from interest on deposits at BankAtlantic and other financial institutions, interest income on a loan to Core Communities (eliminated in consolidation) and rental income. The decline in other revenues was primarily associated with decreases in:

•	interest on a loan to Core Communities resulting from the repayment of the loan in 2002,

•	interest income resulting from lower average deposits balances and yields, and

•	rental income received in 2001 from our investment in the marine manufacturing service and sales facility sold in May 2001.

     Selling, general and administrative expenses increased during the nine months ended September 30, 2002 as compared to the same 2001 period primarily due to an increase in compensation and benefits associated with the expansion of Levitt Corporation.

     Interest expense incurred was approximately $1.1 million and $984,000 for the 2002 and 2001 periods, respectively. The increase in interest expense was primarily due to an increase in borrowings associated with a $30.0 million loan from BankAtlantic Bancorp for the acquisition of our investment in Bluegreen Corporation. This increase in interest expense was partially offset by a decrease in average interest rates resulting from a reduction in the prime rate. During 2001, the capitalized interest amount exceeded interest expense for this segment because this segment was able to utilize consolidated interest incurred but not capitalized at other segments. At the time of property sales the capitalized interest allocated to the property is charged to cost of sales. Cost of sales of real estate for the nine months ended September 30, 2002 and 2001 includes previously capitalized interest of approximately $1.2 million and $1.5 million, respectively.

For the Year Ended December 31, 2001 Compared to the Same 2000 Period

     As discussed above sales of real estate and cost of sales of real estate for the 2001 period included the sale of a marine manufacturing service and sales facility in Miami, Florida. Cost of sales of real estate for the year ended December 31, 2001 and 2000 included previously capitalized interest of approximately $2.3 million and $476,000, respectively, based upon Levitt and Sons home sale closings.

     The decline in other revenues was primarily due to lower rental income as a result of our disposition of the above-described marine manufacturing service and sales facility in May 2001 and decreases in interest income from lower cash balances and lower yields.

     Selling, general and administrative expenses increased during the 2001 period as compared to the 2000 period primarily due to an increase in compensation and benefits associated with the expansion of Levitt Corporation.

     Interest expense incurred was approximately $1.2 million and $2.0 million for the 2001 and 2000 periods, respectively. The decrease in interest expense was primarily associated with decreases in average interest rates resulting from reductions in the prime rate. Interest capitalized was approximately $2.2 million and $1.7 million, for the 2001 and 2000 periods, respectively. During 2001, the capitalized interest amount exceeded interest expense for this segment because this segment was able to utilize consolidated interest incurred but not capitalized at other segments. At the time of property sales, the capitalized interest allocated to the property is charged to cost of sales. Cost of sales of real estate for the 2001 and 2000 periods includes previously capitalized interest of approximately $2.3 million and $476,000, respectively.

For the Year Ended December 31, 2000 Compared to the Same 1999 Period

     The decline in equity in earnings from joint ventures of approximately $1.1 million for the year ended December 31, 2000 compared to the same period in 1999 was primarily due to a joint venture’s net gain on the sale of its real estate in 1999.

     Selling, general and administrative expenses increased for the year ended December 31, 2000 as compared to the same 1999 period primarily due to compensation and benefits in 2000 of approximately $334,000 and none in 1999, as well as an increase in professional services.

     Interest expense incurred was approximately $2.0 million and $416,000 for the 2000 and 1999 periods, respectively. The increase in interest expense was primarily due to an increase in borrowing associated with a $15.0 million loan for the acquisition of Levitt and Sons. Interest capitalized was approximately $1.7 million and $101,000, for the 2000 and 1999 periods, respectively. At the time of real estate sales the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the 2000 period included previously capitalized interest allocated to such real estate of approximately $476,000 and none for the 1999 period.

FINANCIAL CONDITION

     Our total assets at September 30, 2002 and at December 31, 2001 and 2000 were $290.6 million, $196.2 million and $168.9 million, respectively.

     The increase in total assets at September 30, 2002 as compared to December 31, 2001 primarily resulted from:

•	An increase in the inventory of real estate of approximately $55.6 million resulting from the acquisition of several projects by Core Communities and Levitt and Sons, as well as increases in development costs. This increase in inventory of real estate was partially offset by the sale of homes and land sales.

•	The April 2002 acquisition of 34.2% of Bluegreen Corporation’s common stock for approximately $53.8 million. This acquisition was financed with a $30 million loan from BankAtlantic Bancorp and an $18.6 million capital contribution from BankAtlantic Bancorp.

     The above increases in total assets were partially offset by:

•	Decreases in cash and cash equivalents and restricted cash utilized to purchase real estate inventory. $5.2 million of cash was also utilized to fund the acquisition of Bluegreen Corporation’s common stock.

•	Decreases in the deferred tax asset primarily related to purchase accounting adjustments associated with real estate acquisitions.

     Our total liabilities at September 30, 2002 were $190.4 million compared to $126.3 million at December 31, 2001.

     The increase in total liabilities primarily resulted from:

•	Additional borrowings to fund land purchases and the investment in Bluegreen Corporation.

•	Increases in accounts payable and accrued liabilities primarily related to an increase in customer deposits for units under contract at Levitt and Sons.

     Our total assets at December 31, 2001 and 2000 were approximately $196.2 million and $168.9 million, respectively. The increase primarily resulted from:

•	A $32.0 million increase in inventory of real estate due to the purchase of several projects, as well as an increase in development costs. These increases in inventory were partially offset by sales of homes and land sales.

•	Increases in other assets of approximately $3.4 million primarily due to pre-acquisition costs.

     The above increases in total assets were partially offset by:

•	Decreases in cash and cash equivalents and restricted cash of approximately $3.5 million primarily used for additions to the inventory of real estate and other components.

•	A decrease in investment in real estate associated with the sale of a marine manufacturing service and sales facility in Miami, Florida.

•	A decrease in deferred tax asset in connection with the sale of certain real estate.

     Our total liabilities at December 31, 2001 were $126.3 million compared to $105.9 million at December 31, 2000.

     The increase in total liabilities primarily resulted from:

•	Additional borrowings to fund land purchases and development costs.

•	Increases in accounts payable and accrued liabilities primarily related to increases in Levitt and Sons’ customers’ deposits for units under contracts, land acquisition payable and an accrued litigation reserve of approximately $2.6 million.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary source of funds during the nine months ended September 30, 2002 were proceeds from the sale of real estate inventory, capital contributions and borrowings. These funds were primarily utilized to purchase real estate inventory, repay borrowings, invest in Bluegreen Corporation and pay general and administrative expenses.

     Our primary source of funds during the years ended December 31, 2001, 2000 and 1999 were proceeds from the sale of real estate inventory, borrowings from financial institutions, proceeds from development bonds payable and distributions from real estate joint ventures. These funds were primarily utilized to purchase real estate inventory, repay borrowings, repay development bonds payable, invest in real estate joint ventures and pay general and administrative expenses. During the year ended December 31, 1999, Levitt Corporation received $6.6 million in capital contributions from BankAtlantic. In October 2001, BankAtlantic transferred its direct ownership of Levitt Corporation to BankAtlantic Bancorp.

     Levitt Corporation and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on our financial condition. We are subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate in the routine conduct of our business. We provide home purchasers with warranties against certain defects for a period of up to two years from the date of purchase. We provide for estimated warranty costs when the home is sold and continuously monitor our warranty exposure and service program.

     We entered into a connection fee guarantee agreement with the St. Lucie West Services District. The agreement provides that we will prepay sufficient water and sewer connection fees to service outstanding bonds of the District. We have no underlying guarantee obligation in connection with the District Bonds. No amounts have been funded pursuant to the agreement during the periods covered by these financial statements and the connection fees as of September 30, 2002 are in excess of that required by the agreement through at least the next three years.

     In connection with the acquisition of Levitt and Sons in December 1999, we borrowed $15 million from an unaffiliated financial institution. At September 30, 2002, $11.0 million of this borrowing was outstanding. The borrowing is secured by a first lien on Levitt Corporation’s membership interest in Levitt & Sons.

     Levitt and Sons has entered into various loan agreements to provide financing for the acquisition and site improvements (“A&D Loans”) and construction of residential units (“Construction Loans”). As of September 30, 2002, December 31, 2001 and December 31, 2000, these loan agreements provide for advances on a revolving loan basis up to a maximum of $118.0 million, $86.1 million and $79.8 million, respectively, of which $72.9 million, $54.6 million, and $46.2 million, respectively, were outstanding. The loans are secured by mortgages on respective properties including improvements. Principal payments are required as home sales are consummated.

     Levitt and Sons has a credit agreement with a non-affiliated financial institution to provide a working capital line of credit of $7.5 million. The Company has guaranteed amounts outstanding under the line of credit, but such guarantee is limited to a security interest evidenced by a second priority lien upon the Company’s membership interest in Levitt and Sons. At September 30, 2002, Levitt and Sons had available credit of approximately $3.5 million and had a balance outstanding of $4.0 million. The credit facility matures on September 2004. On or before June 30th of each calendar year (other than the year of the maturity date, as may be extended) the financial institution may, at its sole discretion, offer the option to extend the term of the loan for a one-year period.

     Core Communities has a credit agreement with a non-affiliated financial institution to provide a line of credit, with availability based on the value of underlying collateral. At September 30, 2002, Core Communities had available credit under this agreement of $2.8 million. At September 30, 2002, the balance outstanding was approximately $163,000.

     Notes and mortgage notes payable in a principal amount of $110.7 million, $79.5 million and $62.1 million were collateralized by inventory of real estate with net carrying values aggregating $148.2 million, $97.0 million and $68.1 million at September 30, 2002, December 31, 2001 and December 31, 2000, respectively. Certain mortgage notes contain provisions for accelerating the payment of principal as individual homes are sold by Levitt and Sons. Certain indebtedness provides that it is an event of default if there is a change of control (as defined in the relevant documents) of Levitt and Sons.

     In April 2002, we received an $18.6 million capital contribution and borrowed $30 million from BankAtlantic Bancorp. We utilized these funds plus $5.2 million of working capital to purchase a 34.2% interest in Bluegreen Corporation’s common stock. The $30 million loan is due on demand and bears interest, payable monthly at the prime rate minus 25 basis points. BankAtlantic Bancorp has agreed that it will not require repayment until at least February 28, 2004.

     At September 30, 2002 and at December 31, 2001 and 2000, our total borrowings from BankAtlantic were approximately $26.1 million, $27.9 million and, $27.8 million, respectively.

     Some of our borrowings contain covenants that, among other things, require us to maintain certain financial ratios and a minimum net worth. These covenants may have the effect of limiting the amount of debt that we can incur in the future and restricting the payment of dividends from our subsidiaries to Levitt Corporation. At September 30, 2002, we were in compliance with all loan agreement financial covenants.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Management views critical accounting policies as accounting policies that are important to the understanding of our financial statements and also involve estimates and judgments about inherently uncertain matters. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the valuation of real estate, the valuation of carrying values of investments in joint ventures, the valuation of the fair market value of assets and liabilities in the application of the purchase method of accounting and the amount of the deferred tax asset valuation allowance. We have identified the following accounting policies that management views as critical to the portrayal of our financial condition and results of operations. The critical accounting policies are: (i) real estate inventories and investment in joint ventures and (ii) accounting for business combinations.

Real Estate Inventories and Investment in Joint Ventures

     Inventory of our real estate includes land acquisition costs, land development costs, and other construction costs, all of which are accounted for at the lower of accumulated cost or estimated fair value in our financial statements. Start-up costs and selling expenses are expensed as incurred. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes and land within the respective areas. The allocation of common costs to our real estate inventory is based on actual costs incurred plus estimated costs to complete. These estimated costs are subjective and may change based on future market conditions. The estimated fair value of real estate is evaluated annually based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation attempts to take into consideration the current status of the property, various restrictions, carrying costs, debt service requirements, costs of disposition and any other circumstances which may affect fair value, including management’s plans for the property. Due to the large acreage of land holdings, disposition in the normal course of business is expected to extend over a number of years. Uncertainties associated with the economy, interest rates and the real estate market in general may significantly change the valuation of our real estate investments. We account for joint venture partnership interests in which we have a 50% or less ownership interest using the equity method of accounting. Under the equity method, the initial investment in a joint venture is recorded at cost and is subsequently adjusted to recognize the Company’s share of the joint venture’s earnings or losses. Joint venture investments are evaluated annually for other than temporary losses in value. Evidence of other than temporary losses includes the inability of the joint venture to sustain an earnings capacity which would justify the carrying amount of the investment and consistent joint venture operating losses. The evaluation is based on available information including condition of the property and current and anticipated real estate market conditions. At September 30, 2002 and for each of the years at December 31, 2001 and 2000, the balances of inventory of real estate and investments in real estate joint ventures were $202.9 million, $150.8 million and $118.5 million, respectively.

     The real estate industry is highly cyclical by nature and future market conditions are uncertain. See “Risk Factors” for a discussion of factors which adversely affect the real estate and home building industries.

Accounting for Business Combinations

     We account for our business combinations using the purchase method of accounting. The purchase method of accounting requires us to fair value the tangible net assets and identifiable intangible assets acquired. The equity method of accounting requires us to fair value our pro-rata ownership interest in the net assets and identifiable intangible assets of the acquired interest in the unconsolidated subsidiary. The fair values are based on available information and current economic conditions at the date of acquisition. The fair values may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different fair value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired. The acquisitions of Levitt and Sons and Core Communities and the investment in Bluegreen Corporation were accounted for under the purchase method of accounting and accordingly, the assets and liabilities acquired were revalued to reflect fair market values at dates of acquisition.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risk is defined as the risk of loss arising from adverse changes in market valuations that arise from interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. We are subject to interest rate risk on our long-term debt. At September 30, 2002, we had $131.1 million in borrowings with adjustable rates tied to the prime rate and/or LIBOR rates and $18.0 million in borrowings with fixed rates. Consequently, changes in interest rates tied to an indexed rate may affect our earnings and cash flows, and would generally not impact the fair value of the debt.

IMPACT OF INFLATION

     The financial statements and related financial data and notes presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Inflation can have a long-term impact on us because increasing costs of land, materials and labor result in a need to increase the sales prices of homes. In addition, inflation is often accompanied by higher interest rates, which can have a negative impact on housing demand and the costs of financing land development activities and housing construction. Rising interest rates, as well as increased materials and labor costs may reduce gross margins. In recent years, the increases in these costs have followed the general rate of inflation and hence have not had a significant adverse impact on us. In addition, deflation can impact the value of real estate and make it difficult for us to recover our land costs. Therefore, either inflation or deflation could adversely impact our future results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” that establishes accounting guidance for identifying variable interest entities (VIEs), including special-purpose entities, and when to include the assets, liabilities, noncontrolling interests and results of activities of VIEs in an enterprise’s consolidated financial statements. FIN No. 46 requires consolidation of VIEs if the enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. The enterprise consolidating the VIE is the primary beneficiary of that entity. FIN No. 46 will be effective immediately for variable interests in VIEs created after January 31, 2003. For a variable interest in a VIE created before February 1, 2003, the recognition provisions of FIN No. 46 shall apply (other than the required disclosures prior to the effective date) to that entity as of the interim period beginning after June 15, 2003.

     In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. FIN No. 45 also incorporates, without change, the guidance in FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others", which is being superseded. Management will implement requirements required by this interpretation in its December 31, 2002 financial statements.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Prior to this statement, a liability was recognized when the entity committed to an exit plan. Management believes that this statement will not have a material impact on our consolidated financial statements; however, the statement will result in a change in accounting policy associated with the recognition of liabilities in connection with future restructuring charges.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. This statement retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. This statement requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spinoff be considered held and used until it is disposed of. This statement requires that the depreciable life of a long-lived asset to be abandoned be revised and that an impairment loss be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spinoff if the carrying amount of the asset exceeds its fair value. The accounting model for long-lived assets to be disposed of by sale is used for all long-lived assets, whether previously held and used or newly acquired. That accounting model measures a long-lived asset classified as held for sale at the lower of its carrying amount or fair value less cost to sell and requires depreciation (amortization) to cease. Discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. This statement retains the basic provisions of Accounting Principles Board Opinion 30 for the presentation of discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale or that has been disposed of is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The provisions of this statement were effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 had no effect on our financial condition, results of operations or cash flows.

     In July 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. We adopted the provisions of SFAS No. 141 immediately and adopted SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 141 and SFAS No. 142 had no effect on our financial condition, results of operations or cash flows.

     In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Management believes that SFAS No. 143 will not have a material impact on our consolidated financial statements.

BUSINESS

Overview and Background

     We are a real estate company organized in December 1982 under the laws of the State of Florida. We are a wholly owned subsidiary of BankAtlantic Bancorp, a diversified financial services holding company which is also the parent company of BankAtlantic, one of the largest financial institutions headquartered in Florida, and Ryan Beck & Co. a full service broker-dealer. We currently engage in our real estate activities through:

•	Levitt and Sons,

•	Core Communities,

•	an investment in Bluegreen Corporation, and

•	Other subsidiaries and joint ventures.

     Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida. Levitt and Sons and its predecessors have been in the homebuilding business since 1929 and have built more than 200,000 homes. Core Communities develops master-planned communities in Florida, including its original development, St. Lucie West in St. Lucie County, Florida. Core Communities also owns land for a second community in the initial development stage located in St. Lucie County, Florida and commercial land located in Hillsborough County, Florida. Bluegreen Corporation is a New York Stock Exchange listed public company which engages in the acquisition, development, marketing and sale of drive-to vacation resorts, golf communities and residential land. We own approximately 34% of Bluegreen Corporation’s common stock. Separately, BankAtlantic Bancorp owns an additional 5% of Bluegreen Corporation’s common stock. Other subsidiaries and joint ventures are involved in, among other things, developing commercial real estate, rental apartment complexes and sale-leaseback transactions. The majority of our assets and activities are located in Florida.

Organization Chart

Levitt and Sons, Core Communities and Bluegreen Corporation engage in real estate activities through operating subsidiaries and joint ventures.

Company Strategy

     Our strategy consists of:

•	Building and selling single family homes in both the active adult and primary residential markets,

•	Acquiring land, obtaining entitlements and developing parcels suitable to residential, industrial and commercial users,

•	Re-selling developed parcels to established homebuilders and to commercial and industrial users,

•	Constructing and marketing quality rental apartments, condominium apartments and single family residential units through our interests in joint ventures,

•	Acquiring land and real estate projects either through direct ownership or through joint venture relationships, and

•	Through our interest in Bluegreen Corporation, acquiring, developing, marketing and sale of drive-to vacation resorts and golf communities.

     As part of our business strategy, we expect to continue to review investments and acquisitions that would complement our existing business, augment our market coverage, or that may otherwise offer growth opportunities. We intend to pursue acquisitions of attractive real estate assets and companies with distinctive and strategic operations and quality management which will enhance our growth and profitability. Our goal is to acquire parcels of land in desirable markets which are suited for development and sale, including resale to other residential and commercial developers. We currently intend to focus our activities in the Florida real estate market but may, if attractive opportunities exist outside this market, pursue acquisitions in other regions.

Levitt and Sons

     Levitt and Sons and its predecessors have built more than 200,000 homes since 1929 and introduced planned suburban communities to the United States building industry. It is recognized nationally for having built the Levittown communities in Long Island, New York and Pennsylvania. Since 1977, Levitt and Sons has operated principally in Florida. We acquired Levitt and Sons in 1999.

     Levitt and Sons develops planned communities featuring homes priced between $120,000 — $300,000. While in prior years Levitt and Sons focused on active adult communities, Levitt and Sons recently expanded into developing communities for the family market. At September 30, 2002, Levitt and Sons had seven communities under development, for which sales activity had begun. Additionally, through a joint venture, Levitt and Sons is constructing a 164-unit condominium project. The communities currently under development are as follows:

		Type of	Total	Contracted	Closed	Unsold
Community	Location	Community	Units	Units	Units	Balance

Summit Greens	Clermont	Active Adult	773	108	239	426
Cascades	St. Lucie West	Active Adult	1,148	227	309	612
Bellaggio	Boynton Beach	Active Adult	537	198	51	288
Magnolia Lakes	St. Lucie West	Family	470	46	-	424
Avalon Park	Orlando	Family	806	95	-	711
Regency Hills	Clermont	Family	265	33	-	232
Cascades	Estero	Active Adult	621	26	-	595
Boca Grand	Boca Raton	Condominium	164	-	-	164

			4,784	733	599	3,452

     All of the above communities are located within the State of Florida. Not included in the above table are 81 contracted but unclosed units in communities that are sold out.

     At September 30, 2002, Levitt and Sons’ backlog was 814 units or $169 million. Backlog represents the number of units subject to pending sales contracts. Homes are typically sold during construction using sales contracts which are usually accompanied by cash deposits. Homes included in the backlog are homes that have been completed, but on which title has not been transferred, homes not yet completed and homes on which construction has not begun. Information regarding closed units and backlog units since our acquisition of Levitt and Sons is as follows:

	Closed	Backlog
	Units	Units

Year ended December 31, 2000	620	703
Year ended December 31, 2001	879	724
Nine months ended September 30, 2002	631	814

     Additionally, at September 30, 2002, Levitt and Sons had five properties representing an aggregate of approximately 700 acres and an aggregate purchase price of $46.8 million under contract on which due diligence has been completed. While financing is not yet finalized, the transactions are expected to close in 2003. Levitt and Sons estimates these five properties located in Sarasota, Naples, Estero, St. Lucie West and Windemere, Florida will permit the additional development of 1,605 homesites. One additional property, located in Lake County, Florida, is also under contract, but due diligence has not yet been completed. This property would provide approximately an additional 1,000 homesites at a cost of $7.5 million.

Core Communities

     Core Communities was founded in May 1996 to develop the master planned community now known as St. Lucie West. Levitt Corporation acquired Core Communities in October 1997.

     Core Communities’ primary business is the development of master-planned communities, including the following:

•	Land acquisition,

•	Planning, entitlement and infrastructure development, and

•	Sale of platted land and/or developed lots to homebuilders, commercial, industrial and institutional users.

     Core Communities is currently developing the following communities:

•	St. Lucie West,

•	Tradition, and

•	Live Oak Preserve.

     St. Lucie West is a 4,600 acre master planned community located in St. Lucie County, Florida. It is bordered by Interstate 95 to the west and Florida’s Turnpike to the east. St. Lucie West contains residential, commercial and industrial developments. Within the community, residents are close to recreational and entertainment facilities, houses of worship, retail businesses, medical facilities and schools. PGA of America owns and operates a golf course and a country club. The community’s baseball stadium serves as the spring training headquarters for the New York Mets. There are approximately 4,000 homes in St. Lucie West housing nearly 8,000 residents. Local businesses in the community employ more than 4,000 workers. Only 425 acres remain available for sale in this project.

     In October 1998, Core Communities acquired 2,033 acres of land approximately two miles south of St. Lucie West, also bordering Interstate 95. This project, currently known as Tradition, is slated to be developed as a master-planned community including a corporate park, a K-12 charter/lab school, commercial properties, residential homes and other uses in a series of mixed-use parcels. Community Development Districts will be formed to provide financing for the various elements of the project.

     In May 2002, Core Communities acquired approximately 1,826 acres of land contiguous to the Tradition property for future expansion. Approximately 430 acres of this property has been placed under contract with a single homebuilder for the sale of undeveloped lots commencing in 2003.

     Core Communities has entered into a contract for the acquisition of approximately 1,800 acres of contiguous land to the west and south of its existing Tradition holdings for possible future expansion for closing in August 2003. Of this property, approximately 1,100 acres have been placed under a contract for sale to a single homebuilder, which contract is projected to close simultaneously with the August land acquisition. Core Communities is currently negotiating to acquire an additional 3,200 acres of contiguous land to the west and south of its existing Tradition holdings.

     Florida’s legislature enacted the Uniform Community Development District Act of 1980 to empower local governments to create special taxing districts known as Community Development Districts, or CDDs. CDDs are local units of special-purpose government that perform specialized and limited functions of government including the construction and maintenance of urban infrastructure, such as roads, sewers and water management. Among other governmental activities, CDDs manage and finance basic community development services. Revenues raised by CDDs finance the long-term maintenance, upkeep and operation of such community services. Developers employ CDDs as a means to defray the up-front expenses associated with constructing infrastructure, because once formed, CDDs are able to raise revenues by issuing tax exempt district bonds. CDDs are an integral financing vehicle for master planned communities developers, including Core Communities. Core Communities intends to form CDDs and to revise the boundaries of existing CDDs, as necessary, in connection with its development of the Tradition project.

     First phase development typically includes construction of primary roadways. First phase development is underway at the Tradition project and is expected to continue through 2003. First phase development includes construction of primary access to Interstate 95 and of connector roadways to Interstate 95 from the interior of the Tradition project, construction of the stormwater infrastructure, commercial pod development, and traditional and neo-traditional residential lot development. Core Communities has entered into a contract with a homebuilder for the sale of a portion of the first phase residential lots. This transaction is expected to close in 2003.

     In September 2001, Core Communities acquired a 1,285-acre tract of land known as Live Oak Preserve in Hillsborough County on the west coast of Florida. During October 2002, Core Communities sold 1,267 acres of this property, representing all of the residential land, in a single transaction. The remaining 18-acres of land represents all of the land zoned for commercial property held for development and sale.

Bluegreen Corporation

     Bluegreen Corporation is a leading marketer of vacation and residential lifestyle choices through its resorts and residential land and golf businesses. Bluegreen Corporation’s resorts business acquires, develops and markets timeshare interests in resorts generally located in popular high-volume, “drive-to” vacation destinations. “Timeshare Interests” are of two types: one which entitles the fixed-week buyer to a fully-furnished vacation residence for an annual one-week period in perpetuity and the second which entitles the buyer of the Bluegreen Corporation’s points-based Bluegreen Vacation Club™ product to an annual allotment of “points” in perpetuity (supported by an underlying deeded fixed timeshare week being held in trust for the buyer). “Points” may be exchanged by the buyer in various increments for lodging for varying lengths of time in fully-furnished vacation residences at any of the Bluegreen Corporation’s participating resorts. A timeshare interest also entitles the buyer to access over 3,700 resorts worldwide through the Bluegreen Corporation’s participation in timeshare exchange networks. Bluegreen Corporation currently develops, markets and sells timeshare interests in 11 resorts located in the United States and one resort located in the Caribbean.

     Bluegreen Corporation’s residential land and golf division acquires, develops and subdivides property and markets the subdivided residential lots to retail customers seeking to build a home in a high quality residential setting, in some cases on properties featuring a golf course and related amenities. The residential land and golf division’s strategy is to locate its projects (i) near major metropolitan centers but outside the perimeter of intense subdivision development or (ii) in popular retirement areas. Bluegreen Corporation has focused its residential land and golf division’s activities in certain core markets in which Bluegreen Corporation has developed substantial marketing expertise and has a strong track record of success. Bluegreen Corporation also generates significant interest income through its financing of individual purchasers of timeshare interests and, to a nominal extent, home sites sold by its residential land and golf division.

     We acquired our shares in Bluegreen Corporation as an investment with the intent of acquiring a significant equity position. We may from time to time make additional investments in Bluegreen. Further, we may in the future make a proposal to Bluegreen involving an extraordinary corporate transaction, such as a merger or reorganization, involving Bluegreen or its subsidiaries.

Other Subsidiaries and Joint Ventures

     Through our subsidiaries, we are engaged in the development and sale of flex industrial properties in Boynton Beach, Florida and the construction of rental properties. We are also involved in joint ventures which defray portions of risk associated with ventures by entering into joint venture agreements with persons and entities who contribute equity capital.

     The following is a description of joint ventures in which we currently own an interest:

     Fairways at Grand Harbor, Ltd. is a Florida limited partnership organized to develop 257 luxury rental apartments in Vero Beach, Florida. We own a 44.5% limited partnership interest in this venture and BankAtlantic Venture Partners 2, Inc., our subsidiary and a co-general partner, owns a 0.5% general partnership interest. The remaining limited partnership interests are held by unaffiliated parties.

     Brittany Bay at Andros Isles, Ltd. is a Florida limited partnership formed to develop a single family attached (duplex) residential development consisting of 220 units located in West Palm Beach, Florida. At September 30, 2002, the venture had closed on 147 units and had entered into contracts to sell an additional 39 units. We own a 39.9% limited partnership interest in this venture and BankAtlantic Venture Partners 3, Inc., our subsidiary and a co-general partner, owns a 0.1% general partnership interest. The remaining limited partnership interests are held by unaffiliated third parties.

     Third Street Partners, Ltd. is a limited partnership formed to develop a multi-family residential development on 2.4 acres, consisting of 164 rental apartments, 20,000 square feet of retail space and a separate parking garage structure. Levitt and Sons owns a 47.4% limited partnership interest in this venture and Lev-Brn LLC, a subsidiary of Levitt and Sons and a co-general partner, owns a 0.1% general partnership interest. The remaining limited partnership interests are held by unaffiliated third parties.

     Levitt Commercial High Ridge, LLC is a Florida limited liability company formed to develop the High Ridge Commerce Center located in Boynton Beach, Florida. This is a 70,000 square foot flex industrial building with 900 feet of frontage on Interstate 95. The project is divided into bays averaging 4,300 square feet. This limited liability company is managed by Levitt Commercial, a subsidiary of the Company, which owns an 82.28% interest in the LLC. The remaining LLC interests are held by an unaffiliated third party.

Competition

     The real estate development and homebuilding industry is highly competitive and fragmented. Competitive overbuilding in certain local markets, among other competitive factors, may materially adversely affect homebuilders in that market. Homebuilders compete for financing, raw materials and skilled labor, as well as for the sale of homes. Additionally, competition for prime properties is intense and the acquisition of such properties may become more expensive in the future to the extent demand and competition increase. We compete with other local, regional and national real estate companies and homebuilders, often within larger subdivisions designed, planned and developed by such competitors. Some of our competitors have greater financial, marketing, sales and other resources than us.

Employees

     As of September 30, 2002, not including the employees of Bluegreen Corporation, we employed a total of 216 full-time employees and 26 part-time employees. The breakdown of employees by entity is as follows:

	Full	Part
	Time	Time

Core Communities	19	2
Levitt and Sons	184	24
Other Subsidiaries	8	—
Levitt Corporation	5	—

Total	216	26

     Our employees are not represented by any collective bargaining agreement and we have never experienced a work stoppage. We believe our employee relations are good.

     Our future success is heavily dependent upon our ability to hire and retain qualified marketing, sales and management personnel. The competition for such personnel is intense in the real estate industry. There can be no assurance that we will be able to continue to attract and retain qualified management and other personnel. See “Risk Factors —Our Success Depends on Key Members of Our Management, the Loss of Whom Could Disrupt Our Business Operations.”

Cyclicality; Seasonality

     The real estate and homebuilding industries are cyclical and significantly affected by national, regional and local economic conditions and other conditions, many of which are beyond our control. In particular, the real estate and homebuilding industries are adversely affected by, among other things:

•	the availability and cost of financing,

•	unfavorable interest rates and inflation,

•	decreases in demand or overbuilding,

•	changes in national, regional and local economic conditions,

•	cost overruns, inclement weather, and labor and material shortages,

•	local real estate market conditions,

•	the impact of present or future environmental legislation, zoning laws and other regulations,

•	availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property, and

•	increases in real estate taxes and other local government fees.

Governmental and Environmental Matters

     We are subject to laws, ordinances and regulations of various federal, state and local governmental entities and agencies concerning, among other things:

•	environmental matters,

•	wetland preservation,

•	health and safety,

•	zoning, land use and other entitlements,

•	building design, and

•	density levels.

     These laws or regulations could, among other things:

•	limit the number of homes, apartments or commercial properties that may be built,

•	increase the cost of development and construction,

•	delay development and construction, and

•	otherwise have a material adverse effect on the real estate industry in general and on our business, financial condition and results of operations, specifically.

     In developing a project and building homes or apartments, we may be required to obtain the approval of numerous governmental authorities regulating matters such as:

•	installation of utility services such as gas, electric, water and waste disposal,

•	the dedication of acreage for open space, parks and schools,

•	permitted land uses, and

•	the construction design, methods and materials used.

     Several governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and many of these fees have increased significantly during recent years.

     We may be subject to delays or may be precluded from developing in certain communities because of building moratoriums or changes in statutes or rules that could be imposed in the future. The State of Florida and various counties have in the past and may in the future continue to declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure, such as roads, schools, parks, water and sewage treatment facilities and other public facilities, does not reach minimum standards. In addition, as a result of Hurricane Andrew, which struck the southeast coast of Florida in 1992, certain counties including Miami-Dade, Broward and Palm Beach Counties have enacted more stringent building codes, which have resulted in increased costs of construction. As a consequence, we may incur significant expenses in connection with complying with existing or new regulatory requirements that we may not be able to pass on to buyers. We may also at times not be in full compliance with all applicable regulatory requirements. In addition, some of our land and some of the land that we may acquire has not yet received planning approvals or entitlements necessary for planned future development. Failure to obtain entitlements necessary for further development of this land on a timely basis or to the extent desired may adversely affect our future results and prospects.

MANAGEMENT

Directors, Executive Officers and Significant Employees

     The table below sets forth the names and ages of our directors and executive officers as well as the positions and offices they hold. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position

Alan B. Levan	58	Chairman of the Board, Director
John E. Abdo	59	Vice Chairman of the Board, President, Director
Glen R. Gilbert	58	Executive Vice President, Chief Financial Officer, Secretary
Barry E. Somerstein	50	Director
James J. Blosser	64	Director
William R. Scherer	55	Director

     Alan B. Levan has been Chairman of the Board since 1985. He is Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc., the holding company for BankAtlantic since 1994, and President and Chairman of the Board of BankAtlantic since 1987. He is also a director and Chairman of the Board of Bluegreen Corporation, a 34% owned subsidiary of the Company. He formed the I.R.E. Group (predecessor to BFC Financial Corporation) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of BFC Financial Corporation or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., and Florida Partners Corporation.

     John E. Abdo has been Vice Chairman of the Board and President since 1985. He has been principally employed as Vice Chairman of BankAtlantic since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of BFC Financial Corporation since 1988 and Vice Chairman of the Board of BFC Financial Corporation since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, Inc. since 1994 and a director of BankAtlantic since 1984. He has been President and Chief Executive Officer of Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He is also a director of Benihana, Inc., a national restaurant chain, and a director and Vice Chairman of the Board of Bluegreen Corporation, a 34% owned subsidiary of the Company.

     Glen R. Gilbert has been our Executive Vice President, Chief Financial Officer and Secretary since 1997. He has been Executive Vice President of BFC Financial Corporation since July 1997. Prior to that date he served in the position of Senior Vice President of BFC Financial Corporation. In May 1987 he was appointed Chief Financial Officer and in October 1988 was appointed Secretary of BFC Financial Corporation. He joined BFC Financial Corporation in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation.

     Barry E. Somerstein has been a Director since April 2001. He has been an attorney with the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A. since 1977.

     James J. Blosser has been a Director since April 2001. He has been an attorney with the law firm of Poole, McKinley & Blosser since 1999. Prior to joining Poole, McKinley & Blosser, he was an Executive Vice President for Huizenga Holdings, the sports, investment and entertainment conglomerate in Fort Lauderdale, Florida.

     William R. Scherer has been a Director since April 2001. He has been an attorney with the law firm of Conrad & Scherer, P.A. since 1974.

     The following additional information is provided for significant employees of our subsidiaries who are not executive officers:

     Elliott Wiener joined Levitt and Sons in 1975 and became its President in 1982.

     Paul J. Hegener joined Core Communities in 1992 and became its President in 1992.

Board of Directors

     Our Board of Directors is currently comprised of five directors.

Committees of the Board of Directors

     We do not have any committees of the Board of Directors. Compensation decisions relating to our executive officers and key employees are made primarily by BankAtlantic Bancorp, as our sole shareholder.

Compensation of Directors

     Employee directors do not receive additional compensation for serving on our board of directors. Non-employee directors receive $833 per month for serving on our board. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services.

Compensation of Executive Officers

     The following table and the notes thereto set forth certain information with respect to the annual compensation for services rendered in all capacities to us during the year ended December 31, 2001 by the Chief Executive Officer and our other most highly compensated executive officers whose compensation exceeded $100,000 as well as the total annual compensation paid to each of those individuals for the prior year. No compensation was paid to these individuals by Levitt Corporation or its subsidiaries before 2000. The compensation described in this table was paid by Levitt Corporation for services rendered to Levitt Corporation and its subsidiaries.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards		Payouts
				Other				All
Name and				Annual	Restricted	Stock		Other
Principal				Compen-	Stock	Option	LTIP	Compen-
Position (1)	Year	Salary	Bonus	sation	Award(s)	Award(s)	Payouts	sation

		($)	($)	($)	($)	(#)	($)	($)
Alan B. Levan	2001	—	50,000	—	—	—	—	—
Chairman of the Board	2000	—	—	—	—	—	—	—

John E. Abdo	2001	250,000	250,000	—	—	—	—	— (2)
Vice Chairman of the	2000	91,000	91,000	—	—	—	—	— (2)
Board and President

Glen R. Gilbert	2001	119,600	29,900	—	—	—	—	—
Executive Vice President,	2000	93,130	17,250	—	—	—	—	—
Chief Financial Officer and Secretary

(1)	Each of the executive officers named above separately received compensation from affiliates of the Company for services rendered to those affiliates.

(2)	Payments were also made by the Company to Abdo Companies, Inc., a company controlled by Mr. Abdo for services rendered to the Company by Abdo Companies, Inc. See “Certain Relationships and Related Transactions.”

Options/Grants

     We have no option plans, stock appreciation rights or long-term incentive plans.

Compensation Committee Interlocks and Insider Participation

     We do not have a compensation committee. Compensation decisions relating to our executive officers and key employees were made primarily by BankAtlantic Bancorp, as our sole shareholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 2001, BankAtlantic transferred its direct ownership of Levitt Corporation to BankAtlantic Bancorp. As a consequence of the transfer, Levitt Corporation became a wholly owned subsidiary of BankAtlantic Bancorp.

     At September 30, 2002, December 31, 2001 and December 31, 2000, $4.8 million, $5.1 million and $15.0 million, respectively, of cash and cash equivalents were held on deposit by BankAtlantic. Interest on deposits held at BankAtlantic for the nine months ended September 30, 2002 and 2001 was $111,000 and $367,000, respectively, and for each of the years ended December 31, 2001, 2000 and 1999 was approximately $396,000, $947,000 and $476,000, respectively. Additionally, at September 30, 2002, December 31, 2001, and December 31, 2000, $3.1 million, $3,700 and $637,000, respectively, of restricted cash was held on deposit by BankAtlantic.

     During 1998, we agreed to pay monthly management fees to Abdo Companies, Inc., a company in which John E. Abdo, our President, is the principal shareholder and CEO. BFC Financial Corporation, the parent company of BankAtlantic Bancorp, and BankAtlantic each receive management fees in connection with the provision of financial, marketing, personnel, accounting and general and administrative services to Levitt Corporation. These management services are not provided under any written agreement and we cannot assure you that the amounts charged are not more than the expenses we would have incurred if we performed these services on our own or received them from unaffiliated third parties. Management fees to related parties for the nine months ended September 30, 2002 and 2001 and for each of the years ended December 31, 2001, 2000 and 1999 consisted of (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

Abdo Companies	$218	219	291	475	600
BFC	120	60	80	80	80
BankAtlantic	15	15	20	20	20

	$353	294	391	575	700

     Employees of Levitt Corporation participate in BankAtlantic’s defined contribution plan, pursuant to Section 401 (k) of the Internal Revenue Code for all employees who have completed three months of service and have reached the age of 18. Levitt Corporation’s contributions to the plan are at the discretion of BankAtlantic’s Board of Directors. Included in our Consolidated Statements of Operations for the nine months ended September 30, 2002 and 2001 was approximately $201,000 and $90,000, respectively, and for each of the years ended December 31, 2001, 2000 and 1999 was approximately $198,000, $130,000 and $0 of expenses relating to the employer 401(k) contribution under the plan.

     Members of the Company’s Board of Directors own stock in BankAtlantic Bancorp and or have banking relationships with BankAtlantic.

     Alan B. Levan is Chairman and John E. Abdo is Vice Chairman of the Boards of BankAtlantic Bancorp, Inc., BankAtlantic and Bluegreen Corporation.

     During 2001 and the nine months ended September 30, 2002, we utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A., a law firm in which Barry E. Somerstein is a member. Fees aggregating $700,000 and $489,000 were paid to this firm by the Company in 2001 and during the nine months ended September 30, 2002, respectively.

     During the nine months ended September 30, 2002, we utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer is a member. Fees aggregating $96,000 were paid to this firm by the Company during the nine months ended September 30, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Levitt Corporation is a wholly-owned subsidiary of BankAtlantic Bancorp.

PLAN OF DISTRIBUTION

     We currently intend to sell the investment notes directly to investors. We do not currently intend to use a broker-dealer or agent to assist in the sales of these securities. However, we may retain the services of an NASD member broker-dealer in the future to assist in the sales of investment notes on a “best efforts” or agency basis. If an agreement concerning the use of the services of any broker-dealer is reached, we may pay any broker dealer a commission which we estimate will range from 0.5% to 10% of the sale price of any notes sold through the broker-dealer, depending on numerous factors. We may also agree to indemnify the broker-dealer against certain liabilities, including liabilities under the Securities Act and to reimburse the broker-dealer for its costs and expenses, up to a maximum to be determined, based upon the total dollar value of the securities sold. We will otherwise offer the investment notes through our employees in accordance with Rule 3a 4-1 under the Exchange Act.

     We reserve the right to reject any order, in whole or in part, for any reason. Your order will be irrevocable upon receipt by us. In the event that your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once your order has been accepted, your funds will be promptly deposited in our account. We will send a receipt to you in the form of a confirmation statement as soon as practicable after acceptance of your order. No minimum number of notes must be sold in the offering. You will not know at the time of the order whether we will be successful in completing the sale of all of the notes being offered. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation of the offering, orders previously received will be irrevocable and no funds will be refunded.

LEGAL MATTERS

     The validity of the investment notes will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.

EXPERTS

     The consolidated financial statements of Levitt Corporation as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

     On January 7, 2003, BankAtlantic Bancorp dismissed KPMG LLP as its independent public accountants effective upon completion of the audit of the fiscal year ended December 31, 2002. In connection therewith, it was agreed that KPMG LLP would not be engaged to audit the consolidated financial statements of Levitt Corporation for the year ended December 31, 2002. The reports of KPMG LLP on the financial statements of Levitt Corporation for the two years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision for BankAtlantic Bancorp, Inc. to change accountants was approved by the Audit Committee of the Board of Directors of BankAtlantic Bancorp. In connection with its audits for the two most recent fiscal years ended December 31, 2001 and 2000, and through January 7, 2003, there have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the financial statements for such years.

     PricewaterhouseCoopers (“PWC”) has been engaged as Levitt Corporation’s principal independent public accountants for the audit of the December 31, 2002 financial statements. During the two most recent fiscal years and through January 7, 2003, Levitt Corporation had not consulted with PWC regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Levitt Corporation’s financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item (a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

     We do not currently file periodic reports, proxy statements, or other information with the SEC. However, upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, for a period lasting at least until December 31, 2003, and, accordingly, during this period we will file periodic reports and other information with the SEC. You can read and copy these reports and other information concerning Levitt Corporation at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Levitt Corporation.

     Bluegreen Corporation does currently file periodic reports, proxy statements, and other information with the SEC, and you can obtain this information as indicated above.

     We have filed a registration statement on Form S-1 with the SEC covering the investment notes offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. For further information about us and the investment notes, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above, or from us.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Communications
Levitt Corporation
P. O. Box 5403
Fort Lauderdale, Florida 33310-5403
(954) 760-5200

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the investment notes in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

LEVITT CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report

The Board of Directors
Levitt Corporation:

     We have audited the accompanying consolidated statements of financial condition of Levitt Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder’s equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Levitt Corporation at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Fort Lauderdale, Florida
January 29, 2002
(except for Note 15 as to which
the date is March 7, 2002)

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Financial Condition
September 30, 2002, December 31, 2001 and 2000
(In thousands except share data)

	September 30,	December 31,

	2002	2001	2000

	(Unaudited)
Assets
Cash and cash equivalents	$10,522	23,591	20,654
Restricted cash	3,147	658	7,057
Notes receivable	5,944	6,232	5,829
Inventory of real estate	198,001	142,433	110,390
Investment in real estate, net	—	—	3,066
Investments in real estate joint ventures	4,936	8,372	8,092
Investment in Bluegreen Corporation	56,520	—	—
Other assets	5,804	6,674	3,299
Deferred tax asset, net	5,708	8,233	10,476

Total assets	$290,582	196,193	168,863

Liabilities and Shareholder’s Equity
Accounts payable and accrued liabilities	$36,028	29,152	21,291
Current income tax payable to affiliate	5,194	4,972	5,849
Notes and mortgage notes payable	88,522	55,625	41,047
Notes and mortgage notes payable due to affiliates	56,111	27,870	27,796
Development bonds payable	4,503	8,635	9,891

Total liabilities	190,358	126,254	105,874
Minority interest in consolidated joint venture	154	(89)	483
Shareholder’s equity:
Common stock, $.01 par value, authorized 10,000 shares; issued and outstanding 100 shares	—	—	—
Additional paid-in capital	68,429	50,003	50,003
Retained earnings	31,279	20,025	12,503

Total shareholder’s equity before accumulated other comprehensive income	99,708	70,028	62,506
Accumulated other comprehensive income	362	—	—

Total shareholder’s equity	100,070	70,028	62,506

Total liabilities and shareholder’s equity	$290,582	196,193	168,863

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Operations
For the Nine Month Periods Ended September 30, 2002 and 2001 and
For each of the Years in the Three Year Period Ended December 31, 2001
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Revenues:
Sales of real estate	$125,697	91,875	143,140	100,322	18,499
Utility expansion income	—	—	—	4,881	—
Equity from earnings in Bluegreen Corporation	2,463	—	—	—	—
Equity from earnings in joint ventures	1,506	2,604	2,888	1,141	809
Other revenues	2,795	3,771	4,994	4,618	2,705

	132,461	98,250	151,022	110,962	22,013

Costs and expenses:
Cost of sales of real estate	95,393	71,111	111,685	79,029	9,437
Selling, general and administrative	20,633	16,081	25,740	18,169	5,217
Title and mortgage operations	770	589	830	647	—
Management fees to related parties	353	294	391	575	700
Interest expense	5,938	4,934	6,226	7,967	1,102
Interest capitalized	(5,555)	(4,767)	(6,046)	(6,652)	(101)

	117,532	88,242	138,826	99,735	16,355

Minority interest	—	555	556	1,064	58

Income before income taxes	14,929	9,453	11,640	10,163	5,600
Provision for income taxes	3,675	2,964	4,118	3,208	1,568

Net income	$11,254	6,489	7,522	6,955	4,032

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Shareholder’s Equity and Comprehensive Income
For the Nine Months Ended September 30, 2002 and
For each of the Years in the Three Year Period Ended December 31, 2001
(In thousands)

					Accumulated
	Compre-		Additional		Compre-
	hensive	Common	Paid-In	Retained	hensive
	income	Stock	Capital	Earnings	Income	Total

Balance at December 31, 1998		$—	43,451	1,516	—	44,967
Net income and comprehensive income	$4,032	—	—	4,032	—	4,032

Capital contribution			6,552	—	—	6,552

Balance at December 31, 1999		—	50,003	5,548	—	55,551
Net income and comprehensive income	$6,955	—	—	6,955	—	6,955

Balance at December 31, 2000		—	50,003	12,503	—	62,506
Net income and comprehensive income	$7,522	—	—	7,522		7,522

Balance at December 31, 2001		—	50,003	20,025	—	70,028
Net income (unaudited)	$11,254	—	—	11,254	—	11,254
Other comprehensive income, net of tax:
Unrealized gains on retained interests of Bluegreen Corporation, net of tax of $221 (unaudited)	362	—	—	—	362	362

Comprehensive income (unaudited)	$11,616

Capital contribution (unaudited)		—	18,618	—	—	18,618
Issuance of Bluegreen Corporation common stock, net of tax of $113 (unaudited)		—	(192)	—	—	(192)

Balance at September 30, 2002 (unaudited)		$—	68,429	31,279	362	100,070

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Cash Flows
For the Nine Month Periods Ended September 30, 2002 and 2001 and
For each of the Years in the Three Year Period Ended December 31, 2001
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Operating activities:
Net income	$11,254	6,489	7,522	6,955	4,032
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	83	70	95	64	41
Increase (decrease) in deferred income taxes	2,417	1,986	2,243	(413)	(999)
Minority interest	—	555	556	1,064	58
Equity from earnings in Bluegreen Corporation	(2,463)	—	—	—	—
Equity from earnings in joint ventures	(1,506)	(2,604)	(2,888)	(1,141)	(809)
Gain on sale of real estate investment, net	—	(680)	(680)	—	—
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(2,489)	1,322	6,399	(375)	(3,377)
(Increase) decrease in inventory of real estate	(55,568)	(27,064)	(32,043)	(5,579)	2,295
Decrease (increase) in notes receivable	288	(352)	(1,650)	(2,509)	(1,885)
Decrease (increase) in other assets	1,060	(3,063)	(3,253)	870	(369)
Decrease in due to BFC Financial Corporation	—	—	—	—	(38)
Decrease in due from BankAtlantic	—	—	—	—	4,018
Increase in accounts payable, accrued expenses and other liabilities	7,097	3,267	6,984	7,463	4,802

Net cash (used in) provided by operating activities	(39,827)	(20,074)	(16,715)	6,399	7,769

Investing activities:
Acquisition, net of cash acquired	—	—	—	—	(22,592)
Decrease in investment in real estate, net	—	3,737	3,737	—	9
Investment in real estate joint ventures	(631)	(3,372)	(3,523)	(3,525)	(2,054)
Distributions from real estate joint ventures	5,573	5,120	6,131	4,568	5,731
Investment in Bluegreen Corporation	(53,778)	—	—	—	—
Other	(261)	(180)	(193)	(118)	—

Net cash (used in) provided by investing activities	(49,097)	5,305	6,152	925	(18,906)

Financing activities:
Proceeds from notes and mortgage notes payable	70,306	35,943	56,067	49,929	15,000
Proceeds from notes and mortgage notes payable due to affiliates	52,030	18,438	24,552	11,470	—
Repayment of notes and mortgage notes payable	(37,409)	(30,857)	(41,488)	(58,726)	(1,074)
Repayment of notes and mortgage notes payable due to affiliates	(23,789)	(14,972)	(24,478)	(5,113)	—
Proceeds from development bonds payable	841	3,615	6,069	7,772	2,000
Repayment of development bonds payable	(4,985)	(3,615)	(6,094)	(3,871)	(3,703)
Contributed capital from BankAtlantic Bancorp	18,618	—	—	—	6,552

(continued)

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Consolidated Statements of Cash Flows
For the Nine Month Periods Ended September 30, 2002 and 2001 and
For each of the Years in the Three Year Period Ended December 31, 2001
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Change in minority interest in consolidated joint ventures	243	(1,143)	(1,128)	(1,203)	—

Net cash provided by financing activities	75,855	7,409	13,500	258	18,775

(Decrease) increase in cash and cash equivalents	(13,069)	(7,360)	2,937	7,582	7,638
Cash and cash equivalents at the beginning of period	23,591	20,654	20,654	13,072	5,434

Cash and cash equivalents at end of period	$10,522	13,294	23,591	20,654	13,072

Supplemental cash flow information
Interest paid on borrowings, net of capitalized interest	$61	(40)	114	1,010	692
Income taxes paid	$1,036	422	2,752	210	286
Supplemental disclosure of non-cash operating, investing and financing activities:
Increase in imputed development bond liability for roadway improvements	$—	—	—	—	(5,949)
Additional investment in real estate held for sale for roadway improvements	$—	—	—	—	5,949
Assumption of development bonds payable	$—	—	(1,247)	—	—
Decrease in notes receivable from assumption of development bonds payable	$—	—	1,247	—	—
Change in shareholder’s equity resulting from the change in other comprehensive income, net of taxes	$362	—	—	—	—
Change in shareholder’s equity from the net effect of Bluegreen’s capital transactions, net of taxes	$(192)	—	—	—	—

See accompanying notes to consolidated financial statements.

Levitt Corporation
(A Wholly Owned Subsidiary of BankAtlantic Bancorp, Inc.)
Notes to Consolidated Financial Statements
(Information relating to the nine month periods ended
September 30, 2002 and 2001 is unaudited)

1.   Summary of Significant Accounting Policies

Ownership and Business

     Levitt Corporation (the “Company”) is a holding company for other entities operating in the real estate development and investment business. In October 2001, BankAtlantic transferred its direct ownership of the Company to BankAtlantic Bancorp, Inc. (“Bancorp”). Effective January 1, 2002, Levitt Corporation converted from a corporation to a limited liability company.

     The Company engages in real estate activities through Levitt and Sons, LLC (“Levitt and Sons”), Core Communities, LLC (“Core Communities”), Levitt Commercial, LLC (“Levitt Commercial”) and several investments in real estate projects in Florida. The Company also acquired in April 2002 an equity investment of 34.2% in Bluegreen Corporation (“Bluegreen”), a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. Levitt and Sons was acquired in December 1999 for approximately $27.0 million. The acquisition of Levitt and Sons was accounted for using the purchase method of accounting. Because the acquisition of Levitt and Sons did not occur until December 28, 1999, the 1999 results of operations of Levitt and Sons are not included in the Company’s 1999 Consolidated Statement of Operations. Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida. Core Communities owns the unsold land and other entitlements of the master planned community commonly known as St. Lucie West in St. Lucie County, Florida. Core Communities also owns a community in the initial development stage in St. Lucie County, Florida known as Tradition and commercial land in Hillsborough County, Florida. Levitt Commercial is constructing a flex warehouse in Boynton Beach, Florida and is in a joint venture that plans to build an apartment complex in Melbourne, Florida. The majority of the Company’s assets and activities are located in Florida. Changes in the economic conditions of the area would have an impact on the operations of the Company.

Unaudited Interim Financial Statements

     The accompanying consolidated statement of financial condition as of September 30, 2002, the consolidated statements of operations and cash flows for the nine-month periods ended September 30, 2001 and 2002, and the consolidated statement of shareholder’s equity and comprehensive income for the nine months ended September 30, 2002 are unaudited. In the opinion of management, such information includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information when read in conjunction with the audited consolidated financial statements and notes hereto. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

Consolidation Policy

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and majority owned joint ventures. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

     Cash equivalents include liquid investments with original maturities of three months or less.

Restricted Cash

     Certain cash and interest bearing deposits have been segregated into restricted accounts for specific uses in accordance with the terms of certain land sale contracts, home sales and other arrangements. Restricted funds may only be utilized in accordance with the terms of the applicable governing documents. The majority of restricted funds are controlled by third-party escrow fiduciaries.

Inventory of Real Estate

     Inventory of real estate includes land acquisition costs, land development costs and other construction costs and is stated at the lower of accumulated cost or estimated fair value. The estimated fair value of real estate is evaluated based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation takes into consideration the current status of property, various restrictions, carrying costs, debt service requirements, costs of disposition and any other circumstances which may affect fair value, including management’s plans for the property. Due to the large acreage of certain land holdings, disposition in the normal course of business is expected to extend over a number of years.

     Inventory of real estate costs include direct acquisition, development and construction costs, interest and other indirect construction costs. Land and indirect land development costs are accumulated by specific area and allocated proportionately to various parcels or housing units within the respective area based upon the most practicable methods, including specific identification and allocation based upon the relative sales value method or acreage methods. Direct construction costs are assigned to housing units based on specific identification. All other capitalized costs are accumulated by community and are allocated to those housing units based upon the most practicable methods. Other capitalized costs consist of capitalized interest, real estate taxes, tangible selling costs, local government fees and field overhead incurred during the development and construction period.

     Interest is capitalized at the effective interest rates paid on borrowings for interest costs incurred on real estate inventory components during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project.

Revenue Recognition

     Revenue and all related costs and expenses from house and land sales are recognized at the time that closing has occurred, when title to and possession of the property and risks and rewards of ownership transfer to the buyer and other sale and profit recognition criteria are satisfied as required under accounting principles generally accepted in the United States of America for real estate transactions.

     Title and mortgage operations include agency and other fees received for the processing of title insurance policies and mortgage loans. Revenues from title and mortgage operations are recognized when the transfer of the corresponding property or mortgages to third parties has been consummated.

     Other revenues consist primarily of title and mortgage revenues, developers fees earned from real estate joint ventures as homes are delivered, interest income, forfeited deposits and other miscellaneous income.

Investments In Real Estate Joint Ventures

     All majority owned joint ventures and those joint ventures for which the Company can exercise control over the operations and financial policies of the venture are consolidated in the financial statements. For all other joint ventures, the Company accounts for its partnership interests using the equity method of accounting. Under the equity method, the Company’s initial investment is recorded at cost and is subsequently adjusted to recognize its share of the earnings or losses of the joint venture. Distributions received reduce the carrying amount of the investment. Interest is capitalized on real estate joint ventures at the Company’s effective borrowing rate while the investee has activities in progress necessary to commence its planned principal operations based on the average balance outstanding of investments and advances to joint ventures. Profit or loss on real estate sold by the joint ventures is recognized at the joint venture level in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Sales of Real Estate”.

Income Taxes

     Levitt Corporation is included in Bancorp’s consolidated federal income tax return. Levitt Corporation and Bancorp have entered into a tax sharing agreement with respect to the Federal income tax liability of the consolidated group. The tax sharing agreement provides, in effect, that the consolidated tax liability for a given year will be allocated among the members of the consolidated group in proportion to the taxable income or loss of each member. Income tax expense is calculated on a separate return method that allocates current and deferred taxes to members of Bancorp’s consolidated group by applying provisions of SFAS No. 109 “Accounting for Income Taxes” to each member as if it were a separate taxpayer. Current taxes are payable to or receivable from Bancorp. Levitt Corporation will receive current tax benefits from Bancorp when the tax benefits are utilized in the consolidated return. Levitt Corporation utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that a portion of the deferred tax asset will not be realized.

Minority Interest in Equity of Consolidated Joint Ventures

     Minority interest reflects less than 50% third parties’ ownership interest of partnerships that the Company controls. The financial position and results of operations of the joint venture are consolidated for financial statement purposes and the minority partners’ equity position is disclosed as a minority interest in accordance with the provisions of the applicable agreements.

Purchase Accounting

     The acquisitions of Levitt and Sons and Core Communities and the equity investment in Bluegreen were accounted for under the purchase method of accounting, and accordingly, the assets and liabilities acquired were revalued to reflect fair market values at dates of acquisition.

Use of Estimates

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the valuation of real estate, the valuation of carrying values of investments in joint ventures, the valuation of the fair market value of assets and liabilities acquired in the application of the purchase method of accounting and the amount of the deferred tax asset valuation allowance.

Reclassifications

     For comparative purposes, certain prior year balances have been reclassified to conform with the 2002 financial statement presentation.

New Accounting Pronouncements

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” that establishes accounting guidance for identifying variable interest entities (VIEs), including special-purpose entities, and when to include the assets, liabilities, noncontrolling interests and results of activities of VIEs in an enterprise’s consolidated financial statements. FIN No. 46 requires consolidation of VIEs if the enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. The enterprise consolidating the VIE is the primary beneficiary of that entity. FIN No. 46 will be effective immediately for variable interests in VIEs created after January 31, 2003. For a variable interest in a VIE created before February 1, 2003, the recognition provisions of FIN No. 46 shall apply (other than the required disclosures prior to the effective date) to that entity as of the interim period beginning after June 15, 2003.

     In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. FIN No. 45 also incorporates, without change, the guidance in FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others", which is being superseded. Management will implement requirements required by this interpretation in its December 31, 2002 financial statements.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Prior to this statement, a liability was recognized when the entity committed to an exit plan. Management believes that this statement will not have a material impact on the Company’s consolidated financial statements; however, the statement will result in a change in accounting policy associated with the recognition of liabilities in connection with future restructuring charges.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. This statement retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. This statement requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spinoff be considered held and used until it is disposed of. This statement requires that the depreciable life of a long-lived asset to be abandoned be revised and that an impairment loss be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spinoff if the carrying amount of the asset exceeds its fair value. The accounting model for long-lived assets to be disposed of by sale is used for all long-lived assets, whether previously held and used or newly acquired. That accounting model measures a long-lived asset classified as held for sale at the lower of its carrying amount or fair value less cost to sell and requires depreciation (amortization) to cease. Discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. This statement retains the basic provisions of Accounting Principles Board Opinion 30 for the presentation of discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale or that has been disposed of is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The provisions of this statement were effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 had no effect on the Company’s financial condition, results of operations or cash flows.

     In July 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. The Company adopted the provisions of SFAS No. 141 immediately and adopted SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 141 and SFAS No. 142 had no effect on the Company’s financial condition, results of operations or cash flows.

     In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Management believes that SFAS No. 143 will not have a material impact on the Company’s consolidated financial statements.

2.   Notes Receivable

     Notes receivable represents purchase money notes due from unaffiliated third parties resulting from various land sales at Core Communities. The weighted average interest rate of the notes outstanding is 5%. $1.0 million matures in December 2002 and the balance is due in March 2012.The notes receivable are performing in accordance with their terms and are deemed to be collectible.

3.   Inventory of Real Estate

     At September 30, 2002, December 31, 2001 and 2000, inventory of real estate is summarized as follows (in thousands):

	September 30,	December 31,

	2002	2001	2000

	(Unaudited)
Land and land development costs	$159,853	114,499	87,989
Construction cost	27,762	17,949	15,254
Other costs	10,386	9,985	7,147

	$198,001	142,433	110,390

     Land and land development costs primarily include the acquisition cost of the land, earthmoving, road construction, utility installment, capitalized interest and local government fees. Construction costs primarily include direct construction costs and capitalized field overhead. Other costs are comprised of tangible selling costs, prepaid local government fees, and capitalized real estate taxes. Tangible selling costs are capitalized by community and represent costs incurred that are used directly throughout the selling period to aid in the sale of housing units, such as model furnishings and decorations, sales office furnishings and facilities, exhibits, displays and signage. These tangible selling costs are capitalized and amortized over a community’s planned deliveries. Prepaid local government fees and real estate taxes are expensed as cost of sales of real estate as homes in the development are delivered.

     During September 2001, Core Communities purchased for $17.0 million Live Oak Preserve, a 1,285 acre master planned community in Tampa, Florida zoned for both commercial and residential developments. In October 2002, 1,267 acres was sold in the Live Oak Preserve to an unaffiliated third party for $25.2 million and a net gain on the sale was recognized in the amount of $5.8 million (unaudited).

4.   Investments in Joint Ventures

Following is a description of joint ventures which the Company accounts for under the equity method:

Brittany Bay at Andros Isle – A single-family residential development consisting of 220 units located in West Palm Beach, Florida. The Company owns a 39.9% limited partnership interest and a 0.1% general partner interest in this venture.

Fairways at Grand Harbor – A multi-family residential development planned for 257 luxury rental apartments located in Vero Beach, Florida. The Company owns a 44.5% limited partnership interest and a .5% general partner interest in this venture.

Fountains at St. Lucie West – A multi-family residential development consisting of 300 luxury rental apartments in St. Lucie West, Florida. The Company owns a 49.5% limited partnership interest and a 0.5% general partner interest in this venture. This project was sold during 2001.

Cascade Lakes – A single-family residential development consisting of 600 homes located in Boynton Beach, Florida. The Company owns a 49.999% limited partnership interest and a 0.001% general partner interest in this venture. At September 30, 2002, two homes remained to be delivered in this development.

Both of these homes were delivered by the end of November 2002.

Third Street Partners – A multi-family residential development on 2.4 acres consisting of 164 rental apartments, 20,000 square feet of retail space and a separate parking garage structure. The property was acquired in December 2000, and the Company owns a 47.4% limited partnership interest and a 0.1% general partnership interest.

     The Condensed Combined Statements of Operations and Condensed Combined Balance Sheets for the joint ventures accounted for using the equity method are as follows (unaudited):

Condensed Combined Balance Sheets
September 30, 2002, December 31, 2001 and 2000
(In Thousands)

	September 30,	December 31,

	2002	2001	2000

Real estate assets	$38,469	48,234	50,455
Other assets	6,893	10,158	9,460

Total assets	$45,362	58,392	59,915

Mortgage notes payable to BankAtlantic	26,102	28,833	27,743
Mortgage notes payable to non-affiliates	6,229	3,445	5,605
Other liabilities	4,700	11,664	11,444

Total liabilities	37,031	43,942	44,792

Partners’ capital	8,331	14,450	15,123

Total liabilities and partners’ capital	$45,362	58,392	59,915

Condensed Combined Statements of Operations
For the Nine Month Periods Ended September 30, 2002 and 2001 and
For each of the Years in the Three Year Period Ended December 31, 2001
(In Thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

Revenues	$39,425	60,341	79,655	74,487	6,639
Cost and expenses	36,280	55,689	74,617	68,055	3,866

Net income	$3,145	4,652	5,038	6,432	2,773

Company’s share of net income	$1,506	2,604	2,888	1,141	809

     In accordance with the partnership agreements, the Company made contributions to certain joint ventures in excess of its proportionate ownership interests. The Partnership agreements provide for the Company to receive preferential income and cash distributions until the Company’s invested capital is proportionate to its ownership interests.

     During the nine months ended September 30, 2002 and 2001, the above partnerships paid BankAtlantic approximately $894,000 and $2.3 million, respectively, in interest expense (unaudited). During the years ended December 31, 2001, 2000 and 1999, the above partnerships paid BankAtlantic approximately $2.7 million, $3.1 million and $2.1 million, respectively, in interest expense.

5.   Investment in Real Estate

     During May 2001, this investment, a marine manufacturing service and sales facility in Miami, Florida, was sold for approximately $3.9 million and Levitt Corporation recognized a net gain on the sale of real estate of approximately $680,000. The Company owned a 50% interest in the property and was the sole general partner. Accordingly, the financial position and results of operations of the partnership were consolidated for financial statement purposes and the partner’s equity position is disclosed as a minority interest.

6.   Investment in Bluegreen Corporation (Unaudited)

     During April 2002, Levitt Corporation acquired approximately 34.2% of the outstanding shares of Bluegreen Corporation, a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. This interest in Bluegreen was acquired for an aggregate purchase price of approximately $53.8 million. The Company’s carrying amount of Bluegreen’s investment was in the aggregate $4.4 million greater than the ownership percentage in the underlying equity in the net assets of Bluegreen, of which $4.5 million was allocated to goodwill, and $1.7 million to deferred taxes. The difference of $1.6 million was assigned to various assets and liabilities of Bluegreen and will be amortized into the statement of operations as an adjustment to income from equity method investment. The investment in Bluegreen was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen after the acquisition date. The funds for the investment in Bluegreen were obtained from $30 million of borrowings from Bancorp, $18.6 million from Bancorp’s capital contribution and $5.2 million from the Company’s working capital.

     The acquired equity interest in Bluegreen Corporation was accounted for using the purchase method of accounting. Under the purchase method, the net assets of Bluegreen Corporation were recognized at its estimated fair value to the extent of our ownership interest of 34.2%. The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition. (in thousands).

Fair
Value

Cash and cash equivalents	$16,672
Contracts receivable, net	7,467
Notes receivable, net	19,618
Prepaid expenses	3,982
Inventory, net	65,770
Retained interests in notes receivable sold	13,197
Property and equipment, net	16,885
Goodwill	4,531
Other assets	1,963

Fair value of assets acquired	150,085

Accounts payable, accrued liabilities and other liabilities	16,721
Deferred income taxes	11,209
Line-of-credit notes payable and receivable backed notes payable	18,785

Fair
Value

10.50% senior secured notes payable	38,022
8.00% convertible subordinated debentures to related parties	2,053
8.25% convertible subordinated debentures	8,587
Minority interest	930

Fair value of liabilities assumed	96,307

Purchase of Bluegreen Corporation	$53,778

     The pro forma information below for the nine months ended September 30, 2002 assumes that the acquisition occurred on January 1, 2002 and the pro forma information for the year ended December 31, 2001 assumes that the acquisition occurred on January 1, 2001. The pro forma information should be read along with our historical financial statements. The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been recorded had the acquisition of Bluegreen Corporation been in effect during the periods presented (in thousands).

Condensed Consolidated Statements of Operations

	Nine Months Ended		Year Ended

	September 30, 2002		December 31, 2001

	Historical	Pro Forma	Historical	Pro Forma
Sales of real estate	$125,697	125,697	143,140	143,140
Equity from earnings in Bluegreen Corporation	2,463	2,809	—	3,286
Equity from earnings in joint ventures	1,506	1,506	2,888	2,888
Other revenues	2,795	2,795	4,994	4,994

Total revenues	132,461	132,807	151,022	154,308
Costs and expenses	117,532	117,641	138,826	139,392
Minority interest	—	—	556	556

Income before income taxes	14,929	15,166	11,640	14,360
Provision for income taxes	3,675	3,767	4,118	5,167

Net income	$11,254	11,399	7,522	9,193

     Since Levitt Corporation’s 34% ownership interest is recorded using the equity method, the only adjustments in the above table relate to equity from earnings in Bluegreen Corporation, amortization of capitalized interest of $109,000 and $566,000 for the nine months ended September 30, 2002 and for the year ended December 31, 2001, respectively, and provision for income taxes.

7.   Accounts Payable and Accrued Liabilities

     Accounts payable and accrued liabilities at September 30, 2002, December 31, 2001 and 2000 are summarized as follows (in thousands):

	September 30,	December 31,

	2002	2001	2000

	(Unaudited)
Trade and retention payables	$8,176	4,954	4,867
Accrued construction obligations	1,215	781	1,513
Customer deposits	19,615	13,919	9,548
Land acquisition payable	—	2,598	—

	September 30,	December 31,

	2002	2001	2000

	(Unaudited)
Accrued litigation reserve (Note 15)	1,979	2,550	—
Other accrued liabilities	5,043	4,350	5,363

	$36,028	29,152	21,291

8.   Notes and Mortgage Notes Payable

     Notes payable at September 30, 2002, December 31, 2001 and 2000 consist of the following (in thousands):

	September 30,	December 31,

	2002	2001	2000

	(Unaudited)
Levitt and Sons:
Mortgage notes payable, interest rates range from 4.5% to Prime plus 1% Maturities range from December 2002 to August 2007 (a) and (c)	$46,765	26,698	18,448
Mortgage notes payable due to BankAtlantic, interest rates range from Prime to Prime plus 1/2% and LIBOR + 270 basis points. Maturities range from April 2003 to July 2004 (a) and (c)	26,111	27,870	27,796
Credit facility agreement, interest rate at prime plus 1%, initial maturity date September 2004 (b), (c) and	3,500	3,500	3,000
Core Communities:
$11.05 million land acquisition secured by first mortgage on approximately 1,285 acres of land located in Tampa, Florida. Interest payment only at prime plus 1% due monthly in arrears, principal and unpaid accrued interest due September 2002, amount was assumed in October 2002 upon the sale. (d)	11,050	11,050	—
$13.07 million land acquisition facility secured by first mortgage on approximately 2,055 acres of land located in St. Lucie County, Florida Interest-only at 7.5% due quarterly in arrears. Minimum annual principal installments of $1.3 million due annually commencing on May 31, 2003 Principal and unpaid accrued interest due May 31, 2012. No recourse except as to collection of losses, if any, sustained by mortgagee in the event of disposition of the land, net of proceeds received (d)	13,065	—	—
$10.5 million working capital credit facility secured by first mortgage on certain land in St. Lucie West. Interest-only at LIBOR plus 2.75% due monthly in arrears. Principal and unpaid accrued interest due March 31, 2003 (e)	163	—	—
$2.5 million note payable in connection with the acquisition of commercial land in 1998. Interest at 8% payable quarterly in arrears. Principal repayments of $500,000 due annually beginning April 1, 1999 with a balloon due April 1, 2002. Secured by non-recourse first mortgage on underlying commercial land (d)	—	820	820
$1.5 million note payable in connection with the construction of an industrial building. Interest at 8.5% due monthly in arrears. Thereafter, amortizing principal and interest payments at 8.5% adjustable every three years equal to 325 basis points over the U.S. Treasury Securities average yield. Maturity on January 1, 2021. Secured by first mortgage on underlying land and industrial building (d)	—	—	1,052

	September 30,	December 31,

	2002	2001	2000

	(Unaudited)
$1.5 million note payable in connection with the construction of an industrial building. Interest at 7% due monthly in arrears. Converts to 20-year amortizing facility on August 1, 2002, with debt service at 7% due monthly in arrears. Interest becomes adjustable every three years beginning August 1, 2005 at 3.25% over yield on U.S. Treasury Securities. Secured by first mortgage on underlying land and building. Maturity on August 1, 2022 (d)	1,281	638	—
Unsecured obligation payable to the St. Lucie County Fire District bearing interest at 7%. Principal and interest installments of $92,199 are due annually through 2007	378	439	496
Equipment loan payables, interest range from 5.99% to 8.50%. Maturity from September 2003 to April 2007	77	80	46
Other:
Demand promissory note due to Bancorp. Interest payments are at prime less 25 basis points, upon available funds. Principal and any accrued interest due on demand	30,000	—	—
Construction mortgage note payable in connection with the construction of two industrial/flex buildings for sale. Interest payable monthly with interest reserve of $107,751. Each of 14 units to be released with payment of 125% of the loan amount allocated by the total units in the project Interest at LIBOR plus 3%. Maturity on January 1, 2004	1,218	—	—
Note payable in connection with Miami River acquisition of a marine manufacturing service and sales facility. The note was paid-off in May 2001, upon the sale of the property. Interest was at prime plus 1 1/2% and a balloon payment was due July 15, 2003	—	—	3,185
$15.0 million note in connection with the acquisition of Levitt and Sons Interest at prime plus 1/2% and current principal payments of $175,000 payable monthly. Maturity on September 1,	11,025	12,400	14,000

	$144,633	83,495	68,843

(a)	Levitt and Sons has entered into various loan agreements to provide financing for the acquisition, site improvements (“A&D Loans”) and construction of residential units (“Construction Loans”). As of September 30, 2002, December 31, 2001 and December 31, 2000, these loan agreements provide for advances on a revolving loan basis up to a maximum outstanding balance of $118.0 million, $86.1 million and $79.8 million, respectively. The loans are secured by mortgages on respective properties including improvements. Principal payments are required as homes are delivered.

(b)	Levitt and Sons has a credit agreement with a non-affiliated financial institution to provide a working capital line of credit of $7.5 million. At September 30, 2002, Levitt and Sons had available credit of approximately $3.5 million and had a balance outstanding of $4.0 million. The credit facility matures in September 2004. On or before June 30th of each calendar year (other than the year of the maturity date, as may be extended) the financial institution may at its sole discretion offer the option to extend the term of the loan for one-year period.

(c)	Notes and mortgage notes payable were collateralized by inventory of real estate with net carrying values aggregating $106.1 million, $74.1 million, and $63.4 million at September 30, 2002, December 31, 2001 and December 31, 2000, respectively. Certain mortgage notes contain provisions for accelerating the payment of principal as individual homes are sold by Levitt and Sons. Certain notes and mortgage notes provide that it is an event of default if there is a change in ownership, management or executive management of Levitt and Sons.

(d)	Notes and mortgage notes payable were collateralized by inventory of real estate with net carrying values aggregating $42.1 million, $22.9 million and $4.7 million at September 30, 2002, December 31, 2001 and 2000, respectively.

(e)	Core Communities has a credit agreement with a non-affiliated financial institution to provide a line of credit of $10.5 million. At September 30, 2002, Core Communities had an available credit under this agreement of $2.8 million, based upon the available collateral remaining under contract. At September 30, 2002, the balance outstanding was approximately $163,000.

(f)	The Company has guaranteed amounts outstanding under the line of credit, but such guarantee is limited to a security interest evidenced by a second priority lien upon the Company’s equity interest in Levitt and Sons.

     The following table set forth certain information relating to the interest incurred on notes and mortgage notes payable (in thousands).

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Interest expense to unaffiliated financial institutions	$4,279	3,229	4,123	5,647	1,102
Interest expense to BankAtlantic	1,010	1,705	2,103	2,320	—
Interest expense to Bancorp	649	—	—	—	—
Interest capitalized	(5,555)	(4,767)	(6,046)	(6,652)	(101)

	$383	167	180	1,315	1,001

     Cost of sales of real estate for the nine months ended September 30, 2002 and 2001 and for each of years ended December 31, 2001, 2000 and 1999 includes previously capitalized interest of approximately $3.7 million, $3.1 million, $4.8 million $1.8 million and $0, respectively.

     At September 30, 2002 and December 31, 2001, the minimum aggregate required principal payment of the above indebtedness in each of the next five years is approximately as follows (in thousands):

	September	December
	30, 2002	31, 2001
	(unaudited)
Three months ended December 31, 2002	$10,304	n/a
Year ended December 31, 2002	n/a	20,882
Year ended December 31, 2003	55,955	28,312
Year ended December 31, 2004	7,161	15,868
Year ended December 31, 2005	43,112	12,248
Year ended December 31, 2006	4,156	3,539
Year ended December 31, 2007	16,353	n/a
Thereafter	7,592	2,646

	$144,633	83,495

9.   Tax-Exempt Financing Entity

     The St. Lucie West Services District (the “District”) is an independent unit of local government created in 1989 in accordance with the Uniform Community Development District Act of 1980, Chapter 190, Florida Statutes (the “Act”). The Act was enacted in order to provide a uniform method for the establishment of individual assessment districts to own, operate, build and finance basic community development services, including water and wastewater utility facilities, roadways and surface water management infrastructure. The Company would otherwise be obligated to finance and construct such infrastructure as a condition to obtain certain approvals necessary in the normal course of business. The use of this type of bond financing is a common practice for major land developers in Florida.

     The Act provides the District with the power to issue tax-exempt bond financing in order to pay all or part of the cost of infrastructure improvements authorized under the Act. The Act further provides the District with the power to levy special assessments on virtually all of the lands within the boundaries of St. Lucie West to pay the principal and interest on tax-exempt bonds issued to finance common-use service facilities and infrastructure.

     The governing body of the District is the Board of Supervisors, comprised of five Supervisors, which are elected based exclusively upon the vote of the qualified electors in the District. As a landowner in the District, the Company is responsible for its pro-rata share of assessments from the District. When the Company sells a parcel of land, the liability for the assessments related to parcels sold transfers to the end users of land through an assessment lien on their property.

     Bonds issued by the District are recorded on the books of the Company if the bond specifically relates to development work in the District that is the responsibility of the Company. Bonds recorded on the books of the Company are recorded net of un-drawn bond funds on deposit with the bond trustee that are available for future development. Bonds issued by the District are not recorded on the books of the Company if the bond benefits all of the property owners within the District and the amount of future assessments to the property owners are not fixed and determinable.

     During 2002, additional tax-exempt financing entities were formed to serve as a conduit for the expected financing of basic infrastructure for Tradition Development Company LLC, Live Oak Development 1, LLC and Live Oak Commercial 1, LLC. These entities are wholly-owned subsidiaries of Core Communities. The additional tax-exempt financing entities formed during 2002 were done so in accordance with the Act. There have been no bond financing nor any assessments levied in connection with the tax-exempt financing entities formed during 2002.

Development Bonds Payable

     Development bonds payable at September 30, 2002, December 31, 2001 and 2000 consist of the following (in thousands):

		December 31,
	September 30,
	2002	2001	2000

	(Unaudited)
$6,910,000 Capital Improvement Revenue Bonds, Series 1999, payable to the District. Interest at 5.875% due semi-annually in arrears. Principal and unpaid accrued interest due May 1, 2009. Collateralized by priority assessment lien on certain residential, commercial and industrial land	$2,352	3,766	4,702

		December 31,
	September 30,
	2002	2001	2000

	(Unaudited)
$9,180,000 Capital Improvement Revenue Bonds, Series 1999, payable to the District. Interest at 6.25% due semi-annually in arrears. Principal and accrued interest due October 1, 2004. Collateralized by priority assessment lien on residential land	924	2,847	1,452
$3,905,000 Capital Improvement Revenue Bonds, Series 2000, payable to the District. Interest at 6.5% due semi-annually in arrears. Principal and accrued interest due October 1, 2005. Collateralized by priority assessment lien on residential land	1,227	986	2,769
$3,170,000 Capital Improvement Revenue Bonds, Series 2000, payable to the District. Interest at 7.5% due semi-annually in arrears. Principal and accrued interest due August 1, 2004. Collateralized by priority assessment lien on residential land	—	114	137
$3,720,000 Capital Improvement Revenue Bonds Series 1997, payable to the District. Interest at 7.5% due semi-annually in arrears. Principal and accrued interest due August 1, 2002. Collateralized by priority assessment lien on residential land	—	922	831

	$4,503	8,635	9,891

At September 30, 2002 and December 31, 2001, the aggregate principal amount of the above indebtedness maturing in each of the next five years is approximately as follows (in thousands):

	September	December
	30, 2002	31, 2001
	(unaudited)
Three months ended December 31, 2002	$—	n/a
Year ended December 31, 2002	n/a	923
Year ended December 31, 2003	—	—
Year ended December 31, 2004	924	2,961
Year ended December 31, 2005	1,227	986
Year ended December 31, 2006	—	—
Year ended December 31, 2007	—	n/a
Thereafter	2,352	3,765

	$4,503	8,635

Utility Revenue Refunding Bonds and Water Management Benefit Tax Bonds

     The Utility Revenue Refunding Bonds and Water Management Benefit Tax Bonds are other bonds of the District that are not recorded on the books of the Company. As an owner of property within the District, Core Communities is responsible for the payment of its prorata share of tax assessments regarding the water management benefit tax bonds, only until land parcels are sold. The Company recognized a tax assessment expense, based upon its prorata share of taxes and assessments of $474,093 and $868,250 for the nine months ended September 30, 2002 and 2001, respectively, and $1,082,954, $1,134,053 and $1,239,198 for the years ended December 31, 2001, 2000 and 1999, respectively, which is included in real estate taxes and assessments, net on the accompanying consolidated statement of operations. With respect to the Utility Revenue Refunding Bonds, the Company entered into a Connection Fee Guarantee Agreement. This Agreement does not secure the bonds, but does provide the District with assurances that sufficient water and sewer connection fees will be prepaid by the Company to service the Bonds in the event that utility operating income and third-party connection fee receipts are insufficient. The Company has no underlying guarantee obligation in connection with the Water Management Benefit Tax Bonds. There have been no prepaid connection fees incurred to date with regard to the Agreement.

10.   Related Party Transactions

     In October 2001, BankAtlantic transferred its direct ownership of Levitt Corporation to BankAtlantic Bancorp. As a consequence of the transfer, Levitt Corporation became a wholly-owned subsidiary of BankAtlantic Bancorp.

     At September 30, 2002, December 31, 2001 and 2000, $4.8 million, $5.1 million and $15.0 million, respectively, of cash and cash equivalents were held on deposit by BankAtlantic. Interest on deposits held at BankAtlantic for the nine months ended September 30, 2002 and 2001 was $111,000 and $367,000, respectively, and for each of the years ended December 31, 2001, 2000 and 1999 was approximately $396,000, $947,000 and $476,000, respectively. Additionally, at September 30, 2002, December 31, 2001, and 2000, $3.1 million, $3,700 and $637,000, respectively, of restricted cash was held on deposit by BankAtlantic.

     During 1998, the Company entered into an agreement with Abdo Companies, Inc., a company in which John E. Abdo, President of the Company, is the principal shareholder and CEO, whereby Abdo Companies receives monthly management fees from the Company. BFC Financial Corporation (“BFC”), the parent company of Bancorp, and BankAtlantic each received management fees in connection with providing accounting, general and administrative services to the Company. The amounts paid may not be representative of the amount that would be paid in an arms-length transaction. Management fees to related parties for the nine months ended September 30, 2002 and 2001 and for each of the years ended December 31, 2001, 2000 and 1999 consisted of (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Abdo Companies	$218	219	291	475	600
BFC	120	60	80	80	80
BankAtlantic	15	15	20	20	20

	$353	294	391	575	700

     Employees of the Company participate in BankAtlantic’s defined contribution plan, pursuant to Section 401(k) of the Internal Revenue Code for all employees who have completed three months of service and have reached the age of 18. The Company’s contributions to the plan are at the discretion of BankAtlantic’s Board of Directors. Included in the Company’s Consolidated Statements of Operations for the nine months ended September 30, 2002 and 2001 was approximately $201,000 and $90,000, respectively, and for each of the years ended December 31, 2001, 2000 and 1999 was approximately $198,000, $130,000 and $0 of expenses relating to the employer 401(k) contribution under the plan.

     Members of the Company’s Board of Directors own stock in Bancorp and or have banking relationships with BankAtlantic.

     Each of the Company’s executive officers separately receives compensation from affiliates of the Company for services rendered to those affiliates.

     Alan B. Levan is Chairman and John E. Abdo is Vice-Chairman of the Boards of BankAtlantic Bancorp, BankAtlantic and Bluegreen Corporation.

     During 2001 and the nine months ended September 30, 2002, we utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A., a law firm in which Barry E. Somerstein is a member. Fees aggregating $489,000 and $700,000 were paid to this firm by the Company during the nine months ended September 30, 2002 and in 2001, respectively.

     During the nine months ended September 30, 2002, we utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer is a member. Fees aggregating $96,000 were paid to this firm by the Company during the nine months ended September 30, 2002.

11.   Commitments and Contingencies

     The Company and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition of the Company. The Company is subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate in the routine conduct of its business. The Company provides home purchasers with warranties against certain defects for a period of up to two years from the date of purchase. The Company provides for estimated warranty costs when the home is sold and continuously monitors its warranty exposure and service program.

     The Company’s rent expense for the nine months ended September 30, 2002 and 2001 was approximately $311,000 and $264,000, respectively, and for the years ended December 31, 2001, 2000 and 1999 was $367,000, $332,000 and $67,000, respectively. At December 31, 2001, Levitt and Sons is committed under long-term leases expiring at various dates through January 2006. The minimum rentals are $215,000 in 2002, $220,000 in 2003, $226,000 in 2004 and $19,000 in 2005, or an aggregate of $680,000. Core Communities is committed under a lease for office space expiring on August 31, 2004. The minimum rentals are $157,000 in 2002 and 2003 and $105,000 in 2004 or an aggregate of $419,000.

     The Company entered into a connection fee guarantee agreement with the St. Lucie West Services District. The agreement provides that the Company will prepay sufficient water and sewer connection fees to service outstanding bonds of the District. The Company has no underlying guarantee obligation in connection with the District Bonds. No amounts have been funded pursuant to the agreement during the periods covered by these financial statements and the connection fees as of September 30 2002 are in excess of that required by the agreement through at least the next three years.

12.   Income Taxes

     The provision for income tax expense (benefit) for the nine months ended September 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 consists of the following (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Current tax provision
Federal	$1,347	803	1,515	3,099	2,201
State	(89)	175	360	522	366

	1,258	978	1,875	3,621	2,567

Deferred income tax provision (benefit)
Federal	2,911	1,657	750	(358)	(497)
State	(494)	329	1,493	(55)	(502)

	2,417	1,986	2,243	(413)	(999)

Total income tax provision	$3,675	2,964	4,118	3,208	1,568

     The Company’s tax provision for the nine months ended September 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 differs from the Federal expected income tax provision as follows (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Income tax provision at expected federal income tax rate of 35%	$5,225	3,309	4,074	3,557	1,960
Provision for state taxes, net of federal benefit	342	370	487	363	200
Change in valuation allowance for deferred tax asset	(1,061)	(715)	(1,292)	(721)	(518)
Change in state tax valuation allowance	(840)	—	840	—	—
Other, net	9	—	9	9	(74)

Provision (benefit) for income taxes	$3,675	2,964	4,118	3,208	1,568

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2002, December 31, 2001 and 2000 were (in thousands):

		December 31,
	September 30,
	2002	2001	2000

	(Unaudited)
Deferred tax assets:
Net operating loss carry forward acquired	$407	788	861
Real estate held for sale capitalized for tax purposes in excess of amounts capitalized for financial statement purposes	2,001	2,318	3,113
Accrued litigation reserve	776	984	—
Purchase accounting adjustments from real estate acquisitions:
Levitt and Sons	4,798	6,691	9,564
Core Communities	779	1,349	1,287

Total gross deferred tax assets	8,761	12,130	14,825
Less valuation allowance	(1,996)	(3,897)	(4,349)

Total deferred tax assets	6,765	8,233	10,476
Deferred tax liabilities:
Investment in Bluegreen	1,057	—	—

Total gross deferred tax liabilities	1,057	—	—

Net deferred tax assets	5,708	8,233	10,476
Less deferred income tax assets at beginning of period	(8,233)	(10,476)	(9,793)
Deferred income taxes on Bluegreen’s unrealized gains on retained interests	221	—	—
Deferred income taxes on issuance of Bluegreen common stock	(113)	—	—
Acquired net deferred tax asset, net of valuation allowance	—	—	(270)

(Provision) benefit for deferred income taxes	$(2,417)	(2,243)	413

     At September 30, 2002, December 31, 2001 and 2000, the Company had a valuation allowance of $2.0 million, $3.9 million and $4.3 million, respectively. As indicated on the table above, the Company’s valuation allowance was reduced based on the Company’s assessment of future profitability from sales of real estate. Due to Internal Revenue Service limitations, the net operating loss carry forward acquired in connection with the Core Communities acquisition can only be utilized if Core Communities has taxable income of an appropriate character. The net operating loss carry forward which was approximately $1.1 million, $2.0 million and $2.2 million at September 30, 2002, December 31, 2001 and 2000, respectively, will expire in varying amounts through the year 2011.

     On January 1, 2002, the Company converted from a subchapter C corporation to a limited liability company. As a result of this change in corporate structure, the Company ceased to be recognized as a taxable entity for federal, state and local tax purposes. Effective July 1, 2002, the Company elected to be considered an association taxable as a corporation (unaudited).

     In evaluating the expectation of sufficient future taxable income, management considered the future reversal of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was required, as it was management’s assessment that, based on available information, it is more likely than not that a portion of the deferred tax asset will not be realized. A change in the valuation allowance will occur if there is a change in management’s assessment of the amount of the net deferred tax asset that is expected to be realized. The valuation allowance was established in order to reflect uncertainties associated with the utilization of certain tax benefits acquired in connection with the Company’s acquisitions.

13.   Interest Income

     The sources of interest income, included in other revenues, for the nine months ended September 30, 2002 and 2001 and for each of the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Interest on deposits held at BankAtlantic	$111	367	396	947	476
Interest on deposits held at other financial institutions	69	382	451	494	209
Interest from notes receivable	455	405	550	197	196
Interest from impact fee receivables	385	451	592	626	821

	$1,020	1,605	1,989	2,264	1,702

14.   Estimated Fair Value of Financial Instruments

     SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” issued by the FASB, requires the Company to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the consolidated statements of financial position of the Company, for which it is practicable to estimate fair value. The estimated fair values of financial instruments that are presented herein have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate fair value:

•	The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to their short-term nature.

•	The carrying amounts of notes receivable approximate fair values.

•	The carrying amounts of notes and mortgage notes payable approximate fair value as the terms of the credit facilities require periodic market adjustment of interest rates.

•	The carrying amounts of development bonds payable approximate fair values as the current rate for these facilities reflect the current market interest rates.

	September 30, 2002		December 31, 2001		December 31, 2000

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

(In thousands)	(Unaudited)
Financial assets:
Cash and cash equivalents	$10,522	10,522	23,591	23,591	20,654	20,654
Notes receivable	5,944	5,944	6,232	6,232	5,829	5,829
Financial liabilities:
Notes and mortgage notes payable	$144,633	144,633	83,495	83,495	68,843	68,843
Development bonds payable	4,503	4,503	8,635	8,635	9,891	9,891

15.   Litigation

     On December 29, 2000, Smith & Company, Inc. (“Smith”) filed an action against Levitt-Ansca Towne Partnership (the “Partnership”), Bellaggio By Levitt Homes, Inc. (“BLHI”), Bellaggio By Ansca, Inc. a/k/a Bellaggio By Ansca Homes, Inc., and Liberty Mutual Insurance Company (collectively “Defendants”) seeking damages and other relief in connection with an August 21, 2000 contract entered into with the Partnership. BLHI is a 50% partner of the Partnership and is wholly owned by Levitt and Sons. The Complaint alleged that the Partnership wrongfully terminated the contract, failed to pay for extra work performed outside the scope of the contract and breached the contract. The Partnership denied the claims, asserted defenses and asserted a number of counterclaims. This case was tried before a jury, and on March 7, 2002, the jury returned a verdict against the Partnership. On March 11, 2002, the Court entered a final judgment against the Defendants in the amount of $3.68 million. In addition, under the final judgment it is likely that Smith and its surety company will be entitled to recover legal fees and other costs. Since BLHI is a 50% partner of the Partnership, its share of potential liability under the judgment and for attorneys’ fees is estimated to be approximately $2.6 million. Of this amount, at September 30, 2002, $2.0 million remained in other liabilities. The Partnership filed an appeal on December 6, 2002, which it intends to vigorously pursue.

16.   Segment Reporting

     Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The information provided for segment reporting is based on internal reports utilized by management. The Company has four reportable business segments. The following summarizes the Company’s reportable segments.

•	Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida.

•	Core Communities owns the unsold land and other entitlements of the master planned community commonly known as St. Lucie West in St. Lucie County, Florida. Core Communities develops commercial and residential parcels for sale to other developers. Core Communities also owns a community in the initial development stage in St. Lucie County, Florida known as Tradition and commercial land in Hillsborough County, Florida.

•	Bluegreen Corporation — In April 2002, the Company acquired an equity investment of 34.2% of the outstanding shares of Bluegreen Corporation, a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land.

•	Other business segment includes the operations of Levitt Commercial, the parent company’s general and administrative expenses and its investments in several real estate projects in Florida. Levitt Commercial is constructing a flex warehouse in Boynton Beach, Florida. In 2001, other business segment also included the operations of a partnership in which the Company owned a 50% interest and was the sole general partner. In May 2001, the partnership’s property, a marine manufacturing service and sales facility in Miami, Florida, was sold for approximately $3.9 million.

     The Company evaluates segment performance based on net income after tax. The table below is segment information as of and for the nine months ended September 30, 2002 and 2001 (unaudited) (in thousands):

2002
	Levitt and	Core
	Sons	Communities	Bluegreen	Other	Eliminations	Totals

Revenues:
Sales of real estate	$105,675	20,022	—	—	—	125,697
Inter-segment sale of real estate	—	6,737	—	—	(6,737)	—
Equity in earnings from Bluegreen	—	—	2,463	—	—	2,463
Equity in earnings from joint ventures	1,525	—	—	(19)	—	1,506
Interest income	74	833	—	113	—	1,020
Other revenues	1,661	433	—	112	(431)	1,775

	108,935	28,025	2,463	206	(7,168)	132,461

Costs and expenses:
Cost of sales of real estate	$86,790	7,436	—	1,167	—	95,393
Inter-segment cost of sales of real estate	—	1,801	—	—	(1,801)	—
Selling, general and administrative	14,666	4,260	—	1,707	—	20,633
Management fees to related parties	—	—	—	353	—	353
Interest expense	2,965	1,888	—	1,141	(56)	5,938
Interest capitalized	(2,965)	(1,585)	—	(1,005)	—	(5,555)
Other expenses	770	—	—	—	—	770

	102,226	13,800	—	3,363	(1,857)	117,532

Income (loss) before income taxes	6,709	14,225	2,463	(3,157)	(5,311)	14,929
Provision (benefit) for income taxes	1,929	3,808	950	(1,108)	(1,904)	3,675

Net income (loss)	$4,780	10,417	1,513	(2,049)	(3,407)	11,254

Total assets	$144,243	89,754	56,520	7,015	(6,950)	290,582

2001
	Levitt and	Core
	Sons	Communities	Other	Eliminations	Totals

Revenues:
Sales of real estate	$74,865	13,088	3,922	—	91,875
Equity in earnings from joint ventures	2,365	—	239	—	2,604
Interest income	178	1,142	285	—	1,605
Other revenues	1,551	534	638	(557)	2,166

	78,959	14,764	5,084	(557)	98,250

Costs and expenses:
Cost of sales of real estate	$60,763	5,588	4,760	—	71,111
Selling, general and administrative	10,819	4,254	1,008	—	16,081
Management fees to related parties	—	—	294	—	294
Interest expense	3,077	1,280	984	(407)	4,934
Interest capitalized	(3,077)	—	(1,690)	—	(4,767)
Other expenses	589	—	—	—	589

	72,171	11,122	5,356	(407)	88,242

Minority interest	150	6	399	—	555
Income (loss) before income taxes	6,638	3,636	(671)	(150)	9,453
Provision (benefit) for income taxes	2,266	1,114	(358)	(58)	2,964

Net income (loss)	$4,372	2,522	(313)	(92)	6,489

Total assets	$106,621	66,018	14,396	(440)	186,595

     Levitt and Sons was acquired in December 1999, therefore the 1999 results of operations of Levitt and Sons are not included in the Company’s 1999 Consolidated Statement of Operations. The table below is segment information as of and for the years ended December 31, 2001, 2000 and 1999 (in thousands):

2001
	Levitt and	Core
	Sons	Communities	Other	Eliminations	Totals

Revenues:
Sales of real estate	$117,663	21,555	3,922	—	143,140
Equity in earnings from joint ventures	2,766	—	122	—	2,888
Interest income	197	1,437	355	—	1,989
Other revenues	2,369	602	676	(642)	3,005

	122,995	23,594	5,075	(642)	151,022

Costs and expenses:
Cost of sales of real estate	$95,553	10,570	5,562	—	111,685
Selling, general and administrative	18,454	5,774	1,512	—	25,740
Management fees to related parties	—	—	391	—	391
Interest expense	3,844	1,644	1,180	(442)	6,226
Interest capitalized	(3,844)	—	(2,202)	—	(6,046)
Other expenses	830	—	—	—	830

	114,837	17,988	6,443	(442)	138,826
Minority interest	150	6	400	—	556

Income (loss) before income taxes	8,008	5,600	(1,768)	(200)	11,640
Provision (benefit) for income taxes	2,916	2,078	(799)	(77)	4,118

Net income (loss)	$5,092	3,522	(969)	(123)	7,522

Total assets	$116,578	65,913	14,192	(490)	196,193

2000
	Levitt and	Core
	Sons	Communities	Other	Eliminations	Totals

Revenues:
Sales of real estate	$84,295	16,027	—	—	100,322
Equity in earnings from joint ventures	1,444	—	(303)	—	1,141
Utility expansion income	—	4,881	—	—	4,881
Interest income	234	1,364	666	—	2,264
Other revenues	1,650	352	1,121	(769)	2,354

	87,623	22,624	1,484	(769)	110,962

Costs and expenses:
Cost of sales of real estate	$71,556	6,997	476	—	79,029
Selling, general and administrative	11,010	6,335	824	—	18,169
Management fees to related parties	—	—	575	—	575
Interest expense	4,973	1,519	2,029	(554)	7,967
Interest capitalized	(4,973)	—	(1,679)	—	(6,652)
Other expenses	647	—	—	—	647

	83,213	14,851	2,225	(554)	99,735
Minority interest	388	636	40	—	1,064

Income (loss) before income taxes	4,022	7,137	(781)	(215)	10,163
Provision (benefit) for income taxes	1,481	2,261	(451)	(83)	3,208

Net income (loss)	$2,541	4,876	(330)	(132)	6,955

Total assets	$96,412	54,852	17,889	(290)	168,863

1999
	Levitt and	Core
	Sons	Communities	Other	Eliminations	Totals

Revenues:
Sales of real estate	$—	18,499	—	—	18,499
Equity in earnings from joint ventures	—	—	809	—	809
Interest income	—	1,088	614	—	1,702
Other revenues	—	463	1,261	(721)	1,003

	—	20,050	2,684	(721)	22,013

Costs and expenses:
Cost of sales of real estate	$—	9,437	—	—	9,437
Selling, general and administrative	—	5,255	(38)	—	5,217
Management fees to related parties	—	—	700	—	700
Interest expense	—	1,407	416	(721)	1,102
Interest capitalized	—	—	(101)	—	(101)
Other expenses	—	—	—	—	—

	—	16,099	977	(721)	16,355
Minority interest	—	—	58	—	58

Income (loss) before income taxes	—	3,951	1,649	—	5,600
Provision (benefit) for income taxes	—	1,204	364	—	1,568

Net income (loss)	$—	2,747	1,285	—	4,032

Total assets	$92,011	41,509	19,844	(75)	153,289

17.   Parent Company Financial Statements

     Condensed Statements of Financial Condition at September 30, 2002 and December 31, 2001 and 2000, Condensed Statements of Operations for the nine months ended September 30, 2002 and for each of the years in the three year period ended December 31, 2001 are shown below:

Levitt Corporation (Parent Company Only)
Condensed Statements of Financial Condition
(In thousands except share data)

	September 30,	December 31,

	2002	2001	2000

	(Unaudited)
Assets
Cash and cash equivalents	$1,098	10,551	8,415
Inventory of real estate	873	1,085	1,204
Investments in real estate joint ventures	1,620	2,520	4,593
Investment in subsidiaries	135,632	67,142	59,223
Other assets	2,276	1,399	4,852

Total assets	$141,499	82,697	78,287

Liabilities and Shareholder’s Equity
Accounts payable and accrued liabilities	$300	—	1,471
Notes and mortgage notes payable	11,025	12,400	14,000
Notes and mortgage notes payable due to affiliates	30,000	—	—
Deferred tax liabilities	104	269	310

Total liabilities	41,429	12,669	15,781
Shareholder’s equity:
Common stock, $.01 par value, authorized 10,000 shares; issued and outstanding 100 shares	—	—	—
Additional paid-in capital	68,429	50,003	50,003
Retained earnings	31,279	20,025	12,503

Total shareholder’s equity before accumulated other comprehensive income	99,708	70,028	62,506
Accumulated other comprehensive income	362	—	—

Total shareholder’s equity	100,070	70,028	62,506

Total liabilities and shareholder’s equity	$141,499	82,697	78,287

Levitt Corporation (Parent Company Only)
Condensed Statements of Operations
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Revenues:
Interest income	$107	274	344	688	607
Interest income from subsidiary	56	407	442	554	721
Equity from earnings (loss) in joint ventures	(19)	239	122	(303)	809
Other revenues	52	70	73	26	149

	196	990	981	965	2,286

Costs and expenses:
Cost of sales of real estate	1,167	1,518	2,320	476	—
Selling, general and administrative	1,252	783	1,157	722	(87)
Management fees to related parties	353	294	391	575	700
Interest expense	1,141	845	1,036	1,683	7
Interest capitalized	(1,005)	(1,690)	(2,202)	(1,679)	—

	2,908	1,750	2,702	1,777	620

(Loss) income before income taxes	(2,712)	(760)	(1,721)	(812)	1,666
(Benefit) provision for income taxes	(1,046)	(293)	(664)	(313)	643

(Loss) income before undistributed earnings from subsidiaries	(1,666)	(467)	(1,057)	(499)	1,023
Equity in undistributed earnings of subsidiaries	12,920	6,956	8,579	7,454	3,009

Net income	$11,254	6,489	7,522	6,955	4,032

Levitt Corporation (Parent Company Only)
Condensed Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Operating activities:
Net income	$11,254	6,489	7,522	6,955	4,032
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
(Decrease) increase in deferred income taxes	(165)	(45)	(41)	323	266
Equity from earnings in subsidiaries	(12,920)	(6,956)	(8,579)	(7,454)	(3,009)
Equity from earnings (loss) in joint ventures	19	(239)	(122)	303	(809)
Changes in operating assets and liabilities:

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
(Increase) decrease in inventory of real estate	212	(172)	119	(1,204)	—
Decrease (increase) in other assets	(877)	3,315	3,453	3,362	2,761
Decrease in due to BFC Financial Corporation	—	—	—	—	(38)
Decrease in due from BankAtlantic	—	—	—	—	4,018
Increase (decrease) in accounts payable, accrued expenses and other liabilities	300	3,422	(1,471)	1,471	—

Net cash (used in) provided by operating activities	(2,177)	5,814	881	3,756	7,221

Investing activities:
Distributions and advances from real estate joint ventures	881	1,939	2,195	(385)	3,684
Dividends received from subsidiaries	1,828	1,995	7,645	—	—
Investment in subsidiaries	(57,229)	(6,986)	(6,984)	(4,554)	(27,000)

Net cash (used in) provided by investing activities	(54,520)	(3,052)	2,856	(4,939)	(23,316)

Financing activities:
Proceeds from notes and mortgage notes payable	—	—	—	—	15,000
Proceeds from notes and mortgage payable due to affiliates	30,000	—	—	—	—
Repayment of notes and mortgage notes payable	(1,375)	(1,150)	(1,600)	(1,000)	—
Contributed capital from BankAtlantic Bancorp, Inc.	18,618	—	—	—	6,552

Net cash provided by (used in) financing activities	47,243	(1,150)	(1,600)	(1,000)	21,552

(Decrease) increase in cash and cash equivalents	(9,454)	1,612	2,137	(2,183)	5,457
Cash and cash equivalents at the beginning of period	10,551	8,415	8,415	10,597	5,140

Cash and cash equivalents at end of period	$1,098	10,027	10,551	8,415	10,597

     Cash dividends received from subsidiaries were $1.8 million, $7.6 million, $0 and $0 for the nine months ended September 30, 2002 and the years ended December 31, 2001, 2000 and 1999, respectively. Some of our subsidiaries’ borrowings contain covenants that, among other things, have the effect of limiting dividends that can be paid by them.

18.   Subsequent Event (unaudited)

     On February 12, 2003, Levitt Corporation converted from a limited liability company to a corporation through a merger with a wholly owned subsidiary.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item  13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be borne by Levitt Corporation (the “Company”) in connection with the sale and distribution of the securities offered hereby.

SEC Registration Fee	$9,200
Legal Fees and Expenses	$250,000
Accounting Fees and Expenses	$75,000
Trustees Expenses	$15,000
Blue Sky Fees and Expenses	$15,000
Printing and Engraving Expenses	$150,000
Marketing Expenses	$450,000
Miscellaneous Expenses	$35,800
TOTAL FEES AND EXPENSES	$1,000,000

ITEM  14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Florida Business Corporation Act and the Bylaws of the Company provide for indemnification of the Company’s directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company carries insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

ITEM  15.   RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM  16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  The following exhibits are filed herewith or will be filed by amendment, as indicated below:

Exhibits	Description

3.1	Articles of Incorporation of the Company.
3.2	Bylaws of the Company.
4.1	Form of Indenture with respect to the Company’s Subordinated Investment Notes.
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. as to the validity of the Company’s Subordinated Investment Notes.
10.1	Loan Agreement dated as of September 15, 2000 by and between the Company and Ohio Savings Bank.
10.2	Amended and Restated Loan Agreement dated as of March 22, 2002 by and between Levitt and Sons, LLC and Ohio Savings Bank.
10.3	Amendment to Loan Documents dated as of August 13, 2002 by and between Levitt and Sons, LLC and Ohio Savings Bank.
10.4	Mortgage and Security Agreement dated as of September 20, 2001 by and among St. Lucie West Development Corp., Lake Charles Development Corp. and First Union National Bank.
10.5	Note, Mortgage and Loan Documents Modification and Spreader Agreement dated as of January 6, 2003 by and among St. Lucie West Development Company, LLC, Lake Charles Development Company, LLC and Wachovia Bank, National Association.
10.6	Fairways at Grand Harbor, Ltd. Agreement of Limited Partnership.
10.7	Brittany Bay at Andros Isle, Ltd. Limited Partnership Agreement.
10.8	Amended and Restated Operating Agreement of Levitt Commercial High Ridge, LLC.
10.9	Limited Partnership Agreement of Third Street Partners, Ltd.
10.10	First Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.
10.11	Second Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.
10.12	Third Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.
12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of the Company.
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, independent public accountants.
24	Power of Attorney (included with signature pages to this Registration Statement).
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Subordinated Investment Notes trustee.
99.1	Form of Advertising Materials and Order Form.*

*	To be filed by amendment.

     (b)  Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM  17.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on the 13th day of February, 2003.

LEVITT CORPORATION

By:	/s/ Alan B. Levan Alan B. Levan Chairman of the Board of Directors

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Levan and Glen R. Gilbert, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, including any additional registration statement relating to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities at the Company and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan B. Levan Alan B. Levan	Chairman of the Board	February 13, 2003

/s/ John E. Abdo John E. Abdo	Vice-Chairman of the Board and President	February 13, 2003

/s/ Glen R. Gilbert Glen R. Gilbert	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 13, 2003

/s/ Barry E. Somerstein Barry E. Somerstein	Director	February 13, 2003

/s/ James J. Blosser James J. Blosser	Director	February 13, 2003

/s/ William R. Scherer William R. Scherer	Director	February 11, 2003

INDEX TO EXHIBITS

Exhibits	Description

3.1	Articles of Incorporation of the Company.
3.2	Bylaws of the Company.
4.1	Form of Indenture with respect to the Company’s Subordinated Investment Notes.
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. as to the validity of the Company’s Subordinated Investment Notes.
10.1	Loan Agreement dated as of September 15, 2000 by and between the Company and Ohio Savings Bank.
10.2	Amended and Restated Loan Agreement dated as of March 22, 2002 by and between Levitt and Sons, LLC and Ohio Savings Bank.
10.3	Amendment to Loan Documents dated as of August 13, 2002 by and between Levitt and Sons, LLC and Ohio Savings Bank.
10.4	Mortgage and Security Agreement dated as of September 20, 2001 by and among St. Lucie West Development Corp., Lake Charles Development Corp. and First Union National Bank.
10.5	Note, Mortgage and Loan Documents Modification and Spreader Agreement dated as of January 6, 2003 by and among St. Lucie West Development Company, LLC, Lake Charles Development Company, LLC and Wachovia Bank, National Association.
10.6	Fairways at Grand Harbour, Ltd. Agreement of Limited Partnership.
10.7	Brittany Bay at Andros Isle, Ltd. Limited Partnership Agreement.
10.8	Amended and Restated Operating Agreement of Levitt Commercial High Ridge, LLC
10.9	Limited Partnership Agreement of Third Street Partners, Ltd.
10.10	First Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.
10.11	Second Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.
10.12	Third Amendment to Limited Partnership Agreement of Third Street Partners, Ltd.
12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of the Company.
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, independent public accountants.
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Subordinated Investment Notes trustee.